                                                                Exhibit 10.16



                             CERTIFICATE OF OFFICER

      I, Jean Stein, president of CIT Leasing (Bermuda), Ltd., hereby certify that attached herewith is a true and complete copy of the Aircraft Lease Agreement, dated December 29. 1993, between CIT Leasing (Bermuda), Ltd., as Lessor, Scandinavian Airlines System, Denmark-Norway-Sweden, as Lessee and SAS Capital, B.V.

                                                CIT LEASING (BERMUDA), LTD.


                                                By: /s/ Jean B. Stein
                                                    --------------------------
                                                Name: Jean Stein
                                                Title: President

Private & Confidential

                        DATED 29th day of December, 1993

                           CIT LEASING (BERMUDA), LTD.
                                   (as Lessor)                     (1)

                          SCANDINAVIAN AIRLINES SYSTEM
                              Denmark-Norway-Sweden
                                   (as Lessee)                     (2)

                                       and

                                 SAS CAPITAL BV                    (3)

                    -----------------------------------------

                            AIRCRAFT LEASE AGREEMENT
                                       for
                          One Boeing 767-300ER Aircraft
                         Manufacturer's Serial No. 24475
                       Norwegian Registration Mark LN-RCG

                    -----------------------------------------

                                   Norton Rose
                                     London

                                    CONTENTS

Clause                             Heading                                  Page
------                             -------                                  ----

 1    Definitions ...........................................................  1

 2    Representations and Warranties ........................................ 10

 3    Term of Lease ......................................................... 14

 4    Conditions ............................................................ 15

 5    Delivery and Acceptance ............................................... 16

 6    Lessor's Warranties and Manufacturer's Warranties ..................... 17

 7    Rent .................................................................. 18

 8    Payments, Interest and Calculations ................................... 20

 9    Costs and Indemnities ................................................. 21

10    Taxation .............................................................. 24

11    General Undertakings .................................................. 30
      11.1 .................................................................. 30
          (a)    Notification of Relevant Event ............................. 30
          (b)    Consents and authorisations ................................ 31
          (c)    Preparation and Supply of Accounts ......................... 31
          (d)    Information concerning the Lessee and SAS BV ............... 31
      11.2 .................................................................. 31
          (a)    Status Report .............................................. 31
          (b)    Inspection ................................................. 31

12    Sub-Leasing ........................................................... 33

13    Operations and Maintenance ............................................ 37
          (a)    Certificates and Licences .................................. 37
          (b)    Operation and Use .......................................... 37
          (c)    Maintenance ................................................ 37
          (d)    Replacement and Installation of Engines and Parts .......... 38
          (e)    Removal of Engines and Parts ............................... 39
          (f)    Non-installed Engines ...................................... 39
          (g)    Nameplates ................................................. 39
          (h)    Alterations ................................................ 40
      13.2 Temporary Installation of engines and Parts ...................... 40

      13.3 Pooling and Installation of Parts and Engines on other aircraft .. 40

14    Manuals and Technical Records ......................................... 42

15    Title and Registration ................................................ 43

16    Insurance ............................................................. 44

17    Loss and Damage ....................................................... 46

18    Requisition ........................................................... 48

19    Redelivery ............................................................ 49

20    Termination Events .................................................... 55

21    Lessor's Rights Following a Termination Event ......................... 57

22    Notices ............................................................... 58

23    Assignment ............................................................ 60

24    Miscellaneous ......................................................... 62

25    Confidentiality ....................................................... 62

26    Law and Jurisdiction .................................................. 64

Schedule

1     List of Documents and Evidence ........................................ 66

2     Acceptance Certificate ................................................ 71

3     Rent payable during the First Renewal Term and the Second Renewal
      Term .................................................................. 73

4     Agreed Value .......................................................... 74

5     Part 1 Permitted Air Carriers ......................................... 75

5     Part 2 Permitted Countries ............................................ 77

6     Form of Letter of Quiet Enjoyment ..................................... 78

A LEASE AGREEMENT dated 29th of December, 1993, and made BETWEEN:

(1) CIT LEASING (BERMUDA), LTD. a limited liability company organised and existing under the laws of Bermuda, whose registered office is at Clarendon House, 2 Church Street, Hamilton, Bermuda (the "Lessor"); and

(2) SCANDINAVIAN AIRLINES SYSTEM Denmark-Norway-Sweden, a consortium organised and existing under the laws of Denmark, Norway and Sweden with its principal office at Frosundaviks Alle 1, Solna, 161 87 Stockholm, Sweden (the "Lessee"); and

(3) SAS CAPITAL BV a company organised and existing under the laws of the Netherlands, acting for the purpose of this Agreement through its branch office in Brussels located at Regentlaan 45, 1000, Brussels, Belgium ("SAS BV").

BY WHICH IT IS AGREED as follows:

1     Definitions

1.1   In this Agreement, unless the context otherwise requires:

      "Acceptance Certificate" means a certificate in substantially the form set out in schedule 2 to be signed by the Lessee as required under clause 5 (Delivery and Acceptance);

      "ABA" means Aktiebolaget Aerotransport, a Swedish corporation;

      "Affiliate" means, in relation to any person, any other person which, directly or indirectly, controls or is controlled by or is under common control with such person and for the purposes of this definition, "control" when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing;

      "Agreed Value" means an amount calculated in accordance with schedule 4;

      "Aircraft" means the Airframe together with the Engines (whether or not any of the Engines may from time to time be installed on the Airframe); and, where the context so permits, shall include the Manuals and Technical Records and, unless otherwise provided herein, shall mean the Aircraft as a whole and any part thereof;

      "Aircraft Purchase Agreement" means the aircraft purchase agreement of even date herewith between the Lessee, as seller, and the Lessor, as buyer, relating to the sale by the Lessee to the Lessor of the Aircraft;

      "Airframe" means:

      (a) the Boeing 767-300ER aircraft with manufacturer's serial number 24475 (excluding the Engines or engines from time to time installed thereon) and all Parts installed at Delivery (other than galley inserts, cargo containers, and any audio visual and telephone equipment installed at Delivery which is leased by the Lessee from any third party);

      (b) any and all Parts which are from time to time incorporated therein or installed thereon or attached thereto title to which is vested in the Lessor in accordance with the terms of this Agreement; and

      (c) for so long as title thereto shall remain vested in the Lessor in accordance with the terms of this Agreement any and all Parts which have been removed from such aircraft and all replacements, renewals and additions made to the foregoing in accordance with this Agreement.;

      "Appraisal" shall mean an appraisal mutually agreed to by two internationally recognised independent aircraft appraisers, one of which shall be chosen by the Lessor, at the Lessor's expense, and one by the Lessee, at the Lessee's expense, or if such appraisers cannot agree on the amount of such appraisal, an amount equal to the average of such two appraisals and a third appraisal arrived at by a third internationally recognised independent aircraft appraiser chosen by the mutual consent of such two appraisers, and paid for by the Lessor and the Lessee in equal shares, provided that, if either party shall fail to appoint an appraiser within thirty (30) days after a written request to do so by the other party then the amount of the appraisal shall be determined by the appraiser selected by the other party; provided however, that in calculating such average any appraisal which has a greater then ten per cent. (10%) variance above or below the second highest of the three appraisals shall be disregarded;

      "Approved Maintenance Programme" means the Aviation Authority approved maintenance programme for aircraft of the same make and model as the Aircraft based upon the manufacturer's maintenance planning data document and encompassing scheduled maintenance (including block maintenance), condition monitored maintenance and on-condition maintenance of Airframe, Engines and Parts of the Aircraft including, but not limited to, servicing, testing, preventive maintenance, repairs, structural inspections, system checks, overhauls, approved modifications, service bulletins, engineering orders, airworthiness directives, corrosion control, inspections and treatments;

      "Assignment" means the assignment of the Lessor's rights, title and interest in and under this Agreement granted, or to be granted, by the Lessor in favour of the Lender as security for the Lessor's obligations to the Lender in respect of financing of the Aircraft;

      "Aviation Authority" means the Aviation Authority of the State of Registration or any other agency or office in the State of Registration who shall from time to time be vested with the control and supervision of, or have jurisdiction over, the registration, airworthiness and operation of aircraft or other matters relating to civil aviation in the State of Registration;

      "Banking Day" means a day (other than a Saturday, Sunday or holiday scheduled by law) on which banks are open for business in Stockholm, Oslo, Brussels and New York City, and the relevant place of payment under clause 8;

      "Compulsory Acquisition" means requisition of title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation or confiscation for any reason of the Aircraft by a Government Entity or other competent authority, whether de jure or de facto, but shall exclude requisition for use or hire not involving requisition of title;

      "Consortium Agreement" means the Consortium Agreement dated 8th February 1951, among DDL, DNL and ABA;

      "Cycle" shall mean one take-off and landing of the Aircraft or, in respect of any Engine or Part temporarily installed on another aircraft, that other aircraft;

      "DDL" means Det Danske Luftfarselskab A/S, a Danish corporation;

      "Delivery" means the time when the Lessor shall obtain title to the Aircraft under the Aircraft Purchase Agreement and shall be deemed to have delivered the Aircraft to the Lessee pursuant to clause 5, and the Lease Period shall have commenced, as evidenced by the execution and delivery of the Acceptance Certificate;

      "Delivery Date" means the date on which Delivery shall occur;

      "Delivery Location" means Arlanda Airport, Stockholm, Sweden or Copenhagen Airport, Copenhagen, Denmark, or Fornebu Airport, Oslo, Norway or such other location as may be mutually agreed by the Lessee and the Lessor;

      "Dispensation" means a dispensation issued by the Department of Transportation of the State of Registration permitting the Aircraft to be registered in the name of the Lessor;

      "DNL" means Det Norske Luftfartselskap A/S, a Norwegian corporation;

      "Dollars" and "$" mean the lawful currency of the United States of America and, in respect of all payments to be made under this Agreement in Dollars, mean funds which are for same day settlement in the New York Clearing House Interbank Payments System (or such other U.S. dollar funds as may at the relevant time be customary for the settlement of international banking transactions denominated in United States dollars);

      "Encumbrance" means any mortgage, charge, pledge, lien, hypothecation assignment, trust arrangement or security interest of any kind;

      "Engine" means:

      (a) each of the Pratt & Whitney PW4060 engines specified in the Acceptance Certificate which are installed on the Airframe at Delivery and any other engine or engines which become the property of the Lessor pursuant to the terms of this Agreement whether or not any of the foregoing have been removed from the Airframe and installed on the Airframe or any other airframe or aircraft so long as title thereto shall remain vested in the Lessor in accordance with the terms of this Agreement;

      (b) any Replacement Engine which may replace any of the engines referred to in paragraph (a) above pursuant to the terms hereof; and

      (c) in each case, any and all Parts which are from time to time incorporated or installed on or in or attached to any such engine (or Replacement Engine) when delivered and leased hereunder or at any time thereafter title to which is vested in the Lessor in accordance with the terms of this Agreement, and any and all parts which have been removed therefrom provided that title thereto remains vested in the Lessor in accordance with the terms of this Agreement.

      "Engine Loss" means the occurrence of any of the events referred to in the definition of "Total Loss" but with reference therein to "Aircraft" being construed as references to any Engine;

      "Expected Delivery Date" means 30th December, 1993 or such other date as may be mutually agreed by the Lessee and the Lessor in writing;

      "Flight Hour" shall mean each hour or fraction thereof elapsing from the moment at which the wheels of the Aircraft (or other aircraft in the case of temporarily installed Parts or Engines) leave the ground on the take-off of such aircraft until the wheels of such aircraft touch the ground on the landing of such aircraft following such take-off;

      "First Renewal Term" shall have the meaning ascribed thereto in clause
      3.2;

      "Government Entity" means and includes (whether having a distinct legal personality or not) (a) any national government, political sub-division thereof, or local jurisdiction therein, (b) any board, commission, department, division, organ, instrumentality, court or agency of any entity referred to in (a) above, however constituted, and (c) any association, organisation or institution (international or otherwise) of which any entity mentioned in (a) or (b) above is a member or to whose jurisdiction any thereof is subject or in whose activities any thereof is a participant;

      "ICAO" means the International Civil Aviation Organisation;

      "Indebtedness" means any obligation for the payment or repayment of money, whether as principal or as surety, and whether present or future, actual or contingent;

      "Insurances" means any and all contracts or policies of insurance required to be effected and maintained under this Agreement;

      "Inter-Government Agreement" means the Inter-Government Agreement dated 20th December, 1951 between Sweden, Denmark and Norway concerning cooperation with respect to air traffic;

      "Lease Period" means the period during which the Lessee shall be entitled to the possession and use of the Aircraft in accordance with this Agreement;

      "Lease Term" means the Primary Lease Term and any permitted extension thereof pursuant to clause 3.2;

      "Lender" means any bank or financial institution which provides to the Lessor finance in respect of the Aircraft;

      "Lessee" includes the successors, permitted assigns and permitted transferees of the Lessee;

      "Lessee Documents" means this Agreement, the Aircraft Purchase Agreement, the Warranties Assignment, any other agreement executed by the Lessee in connection with obligations owed to the Lessor under this Agreement and all notices, consents, certificates and other documents and agreements to which the Lessee is a party to be issued pursuant to the foregoing;

      "Lessor's Liens" means any Encumbrance arising as a result of (i) claims against the Lessor not related to the Lessee Documents or the transactions contemplated thereby, (ii) acts of the Lessor not contemplated hereunder or under the other Lessee Documents or which are in violation of the Lessee Documents, (iii) Taxes imposed against the Lessor which are not to be indemnified against by the Lessee pursuant to the Lessee Documents or other Taxes in respect of which the Lessee has made all indemnity payments to the Lessor required pursuant to the Lessee Documents, or (iv) claims against the Lessor arising out of the voluntary transfer by the Lessor (without the consent of the Lessee) of its interest, at any time, in the Aircraft, the Airframe or any Engine, other than a transfer or disposition by the Lessor permitted pursuant to clauses 21 or 23 hereof; provided however, that any Encumbrance which is attributable solely to the Lessor and would otherwise constitute Lessor's Liens hereunder shall not constitute Lessor's Liens hereunder so long as (1) the enforcement of such Lien would pose no likelihood of the sale, forfeiture or loss of the Aircraft, the Airframe or any Engine or any interest herein, (2) the enforcement of such Lien would not interfere in any way with the quiet enjoyment, use or operation of the Aircraft by the Lessee (or any permitted sub-lessee), and, if applicable, (3) the Lessor is diligently contesting such Lien by appropriate proceedings, or (4) such Lessor's Lien is a Permitted Lien hereunder or (5) the Lessor has procured a Letter of Quiet Enjoyment from the beneficiary of such Lessor's Lien;

      "Letter of Quiet Enjoyment" means a letter executed by the Lender or any other beneficiary of a Lessor's Lien, in each case in the form of schedule 6, or such other form as the Lessee and the Lessor may agree;

      "Manuals and Technical Records" means all original records, logbooks, manuals, technical data and other materials and documents (whether kept or to be kept in compliance with any regulation of the Aviation Authority or otherwise) relating to the Aircraft all of which shall be maintained in the English language;

      "month" means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started; provided that (a) if the period started on the last Banking Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Banking Day in such next calendar month and (b) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in the same calendar month but if there is no such Banking Day it shall end on the preceding Banking Day and "months" and "monthly" shall be construed accordingly;

      "Mortgage" means the mortgage of the Aircraft granted or to be granted by the Lessor in favour of the Lender as security for the Lessor's obligations to the Lender in respect of financing of the Aircraft;

      "Parent" means The CIT Group/Equipment Financing Inc. of 1211 Avenue of the Americas, New York, N.Y. 10036;

      "Parent Guarantee" means a guarantee given or to be given by the Parent in favour of the Lessee in connection with the Lessor's obligations under the Lessee Documents, in form and substance reasonably satisfactory to the Lessee;

      "Part" means all appliances, parts, accessories, instruments, navigational and communications equipment, furnishings, modules, components and other items of equipment (other than complete Engines or engines), which may from time to time be incorporated or installed in or attached to the Airframe or any Engine;

      "Payment Date" means, subject to clause 8.2, the Delivery Date and each of the dates falling at successive one (1) monthly intervals thereafter throughout the Lease Period;

      "Permitted Air Carrier" means any air carrier which is licenced under applicable aviation laws and (a) which is not in bankruptcy or subject to insolvency proceedings and which is listed in part 1 of schedule 5, or (b) any Affiliate of the Lessee or (c) any other air carrier which the Lessor shall approve in writing (such approval not to be unreasonably withheld or delayed);

      "Permitted Country" means any of the countries listed in part 2 of schedule 5 or any other country which the Lessor shall approve;

      "Permitted Lien" means in respect of the Aircraft or any Engine:-

      (a)   the Assignment, the Mortgage and this Agreement;

      (b) any Encumbrance for Taxes either not yet assessed or, if assessed, not yet due and payable or being contested in good faith by appropriate proceedings (and for the payment of which adequate reserves have been set aside) so long as any such proceedings or the continued existence of such Encumbrance do not involve the likelihood of the sale, forfeiture or loss of, or of any interest in, the Aircraft or any Engine;

      (c) airports, air navigation authorities', airport hangar keepers', mechanics', material men's, carriers', employees' or other similar Encumbrances arising in each case, in the ordinary course of business by statute or by operation of law in respect of obligations which are not overdue or which are being contested in good faith by appropriate proceedings (and for the payment of which adequate reserves have been provided) so long as any such proceedings or the continued existence of such Encumbrance do not involve the likelihood of the sale, forfeiture or loss of, or of any interest in, the Aircraft or any Engine;

      (d) Encumbrances (other than Encumbrances for Taxes) arising out of judgments or awards against the Lessee or any Permitted Air Carrier having possession of the Aircraft with respect to which at the time an appeal is being presented in good faith and with respect to which there shall have been secured a stay of execution pending that appeal so long as any such Encumbrance does not involve any likelihood that the Interests of the Lessor in the Airframe, any Engine or any Part will be adversely affected; and

      (e) the rights of any other person under agreements or arrangements to the extent expressly permitted by the provisions of clause 13;

      "Primary Lease Term" means the period of five (5) years commencing from the time of Delivery;

      "Redelivery Location" means such of Arlanda Airport, Stockholm, Sweden or Copenhagen Airport, Copenhagen, Denmark or Fornebu Airport, Oslo, Norway as the Lessee may designate or any other location as may be mutually agreed by the Lessee and the Lessor;

      "Relevant Event" means any Termination Event or any event which with the giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof) would constitute a Termination Event;

      "Relevant Rate of Interest" means the rate of interest which is two per cent. (2%) per annum above the rate quoted by Chemical Bank as its prime per annum rate for the period in respect of which the Relevant Rate of Interest falls to be determined;

      "Rent" means the instalments of Rent payable pursuant to clause 3.2 and clause 7.1(a) and schedule 3;

      "Replacement Engine" means an engine of the same manufacturer of the same or an improved model and suitable for use on the Airframe and which is in at least as good operating condition and of at least equivalent value and utility as the Engine to be replaced or, as the case may be, in respect of which an Engine Loss has occurred assuming that such Engine was in the condition and repair, except for normal wear and tear, required by the terms hereof immediately prior to the replacement of or, as the case may be, the occurrence of such Engine Loss;

      "Requisition Compensation" means all moneys or other compensation from time to time payable in respect of the Compulsory Acquisition of the Aircraft;

      "SAS BV" includes the successors, permitted assigns and permitted transferees of SAS BV;

      "Scandinavian Countries" means Denmark, Norway and Sweden;

      "Second Renewal Term" shall have the meaning ascribed thereto in clause
      3.2;

      "State of Registration" means Norway or such other jurisdiction in which the Aircraft is from time to time registered in accordance with the terms of this Agreement;

      "Taxes" includes all present and future taxes, levies, imposts, duties, fees or charges of whatever nature, including, without limitation, any value added or similar tax, together with interest thereon and penalties in respect thereof and "Taxation" shall be construed accordingly;

      "Termination Date" means the date of termination of the leasing of the Aircraft hereunder pursuant to clause 21.1;

      "Termination Event" means any of the events or circumstances described in clause 20; and

      "Total Loss" means any of the following events:

      (a) the actual or constructive total loss of the Aircraft (including any damage to the Aircraft which results in an insurance settlement on the basis of a total loss, or requisition for use or hire of the Aircraft which results in an insurance settlement on the basis of a total loss);

      (b) the Aircraft being destroyed, damaged beyond repair, or otherwise ceasing to be useable by an airline in the normal course of its business for a period exceeding one hundred and twenty (120) consecutive days;

      (c)   the Compulsory Acquisition of the Aircraft; or

      (d) the hijacking, theft, confiscation, capture, detention, seizure or requisition for use or hire of the Aircraft, other than where the same amounts to Compulsory Acquisition of the Aircraft, which deprives the operator of the use of the Aircraft for more than ninety (90) consecutive days, excluding requisition for use or hire by any Government Entity of any Scandinavian Country; or

      (e) the requisition for use or hire of the Aircraft in the circumstances referred to in the second sentence of clause 18.5 hereof;

      "Warranties" means, at any time, all warranties and indemnities given by any manufacturer or supplier of any part of the Aircraft to the Lessee which are assignable either without consent or, if consent is required, in respect of which such consent has been obtained by the Lessee and held by the Lessee at such time;

      "Warranties Assignment" means the assignment executed or to be executed by the Lessor and the Lessee assigning in favour of the Lessor the Warranties.

1.2 Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

1.3   In this Agreement, unless the context otherwise requires:

      (a) references to clauses and schedules are to be construed as references to the clauses of, and schedules to, this Agreement and references to this Agreement include schedules;

      (b) references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as amended in accordance with the terms thereof or, as the case may be, with the agreement of the relevant parties and (where such consent is, by the terms of this Agreement or the relevant document required to be obtained as a condition to such amendment being permitted) the prior written consent of the Lessor and the Lessee;

      (c) references to a "regulation" include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any agent, authority, central bank or governmental department or any self-regulatory or other supra-national authority;

      (d) reference to a "consent" also includes an approval, authorisation, exemption, filing, licence, order, permission, recording or registration;

      (e) words importing the plural shall include the singular and vice versa;

      (f) references to a person shall be construed as including, references to an individual, firm, partnership, consortium, joint venture, association, company, corporation, joint-stock company, unincorporated body of persons and any Government Entity; and

      (g) references to any enactment shall be deemed to include references to such enactment as re-enacted, amended or extended.

2     Representations and Warranties

2.1   The Lessee represents and warrants to the Lessor that:

      (a) the Lessee is a consortium established by the Consortium Agreement and is regarded as a legal entity under the laws of the Scandinavian Countries with full power and authority (corporate and other) to conduct its operations as presently conducted, to own its properties and to execute and deliver, and to perform all of its obligations under, this Agreement and any other Lessee Document;

      (b) DDL, DNL and ABA are jointly and severally liable as against third parties for the obligations and liabilities of the Lessee (including the Lessee's obligations to the Lessor under this Agreement and the other Lessee Documents) except as the same may be limited by operation of law and applicable bankruptcy, insolvency, reorganisation, moratorium or other similar laws affecting the rights of creditors generally;

      (c) this Agreement and each other Lessee Document has been duly authorised by the Lessee and the Lessee Documents constitute or will when executed and delivered constitute valid and legally binding obligations of the Lessee, enforceable in accordance with their terms except as such enforceability may be limited by bankruptcy, insolvency, reorganisation, moratorium, liquidation or similar laws affecting the rights of creditors generally and except as enforceability may be subject to general principles of equity, whether asserted in proceedings in equity or at law;

      (d) the execution and delivery of, the performance of its obligations under, and compliance by the Lessee with the provisions of, the Lessee Documents will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which the Lessee is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which the Lessee is a party or is subject or by which it or any of its property is bound, or (iii) contravene or conflict with any provision of the Lessee's constitutional documents;

      (e) except for registration of the Aircraft with the Aviation Authority, no further action, including any filing or recording of any document, is necessary in order to establish and perfect the Lessor's title to and interest in the Aircraft, in any applicable jurisdiction in the Scandinavian Countries;

      (f) no litigation, arbitration or administrative proceeding is taking place, pending or to its knowledge threatened against the Lessee which could have a material adverse effect on the Lessee's ability to perform its obligations under the Lessee Documents;

      (g) the audited financial statements of the Lessee for the financial year ended on 31st December, 1992 certified by independent auditors of recognised standing in the Scandinavian Countries as delivered to the Lessor have been prepared in accordance with International Accounting Standards which have been consistently applied, and, as at such date, the Lessee did not have any significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against in, such financial statements;

      (h) save for the registration of the Aircraft with the Aviation Authority on a permanent basis in the name of the Lessor and the issue of a permanent certificate of airworthiness by the Aviation Authority, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of each of the Lessee Documents that any of them or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in the Scandinavian Countries or that any stamp, registration or similar tax or charge be paid in the Scandinavian Countries on or in relation to any of the Lessee Documents and the Lessee Documents are in proper form for their enforcement in the courts of the Scandinavian Countries;

      (i) the choice by the Lessee of English law to govern this Agreement and the submission by the Lessee to the non-exclusive jurisdiction of the English courts is valid and binding;

      (j) the Lessee has received every consent, approval or authorisation of, and has given every notice to, each Government Entity having jurisdiction with respect to the execution, delivery or performance of this Lease (including all monetary and other obligations hereunder) that is required for the Lessee to execute and deliver this Lease and each other Lessee Document to which it is a party, and to perform the transactions contemplated hereby and thereby and each such consent, approval or authorisation is valid and effective and has not been revoked;

      (k) the Lessee is subject to civil and commercial law with respect to its obligations under the Lessee Documents and the transactions contemplated thereby constitute private and commercial acts done for private and commercial purposes and neither the Lessee nor any of its assets is entitled to any immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgment, execution or other enforcement).

2.2   SAS BV represents and warrants to the Lessor that:

      (a) it is duly organised and existing under the laws of the Netherlands as a limited liability company and has full power and authority (corporate and other) to conduct its operations as presently conducted, to own its properties and to execute and deliver, and to perform all of its obligations under, this Agreement;

      (b) this Agreement has been duly authorised by SAS BV and this Agreement constitutes valid and legally binding obligations of SAS BV enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganisation, moratorium, liquidation or similar laws affecting the rights of creditors generally and except as enforceability may be subject to general principles of equity, whether asserted in proceedings in equity or at law;

      (c) the execution and delivery of, the performance of its obligations under, and compliance by SAS BV with the provisions of, this Agreement will not (i) contravene any existing applicable law, statute, rule or regulation or any judgement, decree, permit or consent to which SAS BV is subject or which is in force in relation to SAS By, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement to which SAS BV is a party or is subject or by which it or any of its property is bound, or (iii) contravene or conflict with any provision of SAS BV's constitutional documents;

      (d) no litigation, arbitration or administration proceeding is taking place, pending or, to its knowledge, threatened against SAS BV which could have a material adverse effect on SAS BV's ability to perform its obligations under this Agreement;

      (e) the choice by SAS BV of English law to govern this Agreement and the submission by SAS BV to the non-exclusive jurisdiction of the English courts is valid and binding;

      (f) SAS BV has received every consent, approval or authorisation of, and has given every notice to, each Government Entity having jurisdiction with respect to the execution, delivery or performance of this Lease (including all monetary and other obligations hereunder) that is required for SAS BV to execute and deliver this Lease, and to perform the transactions contemplated hereby and each such consent, approval or authorisation is valid and effective and has not been revoked;

      (g) SAS BV is subject to civil and commercial law with respect to its obligations under this Lease and the transactions contemplated hereby constitute private and commercial acts done for private and commercial purposes and neither SAS BV nor any of its assets is entitled to any immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgment, execution or other enforcement).

2.3   The Lessor hereby represents and warrants to the Lessee that:

      (a) it is duly organised and existing under the laws of Bermuda as a limited liability company and has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and the other Lessee Documents to which it is or will be a party;

      (b) the execution, delivery and performance of this Agreement and the other Lessee Documents to which it is or will be a party, have been duly authorised by all necessary corporate action on its part and each of this Agreement and such other Lessee Documents to which it is or will be a party constitutes or, when so executed and delivered, will constitute its legal, valid and binding obligation;

      (c) the execution and delivery of, the performance of its obligations under, and compliance by the Lessor with the provisions of the Lessee Documents to which it is or will be a party will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which the Lessor is subject,
            (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which the Lessor is a party or is subject or by which it or any of its property is bound, or (iii) contravene or conflict with any provision of the Lessor's constitutional documents;

      (d) no litigation, arbitration or administrative proceeding is taking place, pending or to its knowledge threatened against the Lessor which would have a material adverse effect on its liability to perform its obligations under this Agreement or any other Lessee Document to which it is or will be a party;

      (e) no consent of, giving of notice to, or registration with, or taking of any other action in respect of, any governmental or other competent authority or agency of Bermuda or the United States of America is required to be obtained, given, made or taken by it in connection with the execution, delivery, performance, validity or enforceability of this Agreement or any other Lessee Document to which the Lessor is or will be a party or the carrying out by it of any of the transactions contemplated hereby or thereby; and

      (f) the choice by the Lessor of English law to govern this Agreement and the submission to jurisdiction of the Lessor to the non-exclusive jurisdiction of the English courts is valid and binding.

2.4 The Lessor hereby represents, warrants, covenants and undertakes to the Lessee that at all times throughout the Lease Term:

      (a) without prejudice to any rights the Lessor may have under clause 23.2, and except as otherwise may be required by applicable law, it shall maintain and preserve its status as a Bermuda tax exempt company; and

      (b)   without prejudice to any rights the Lessor may have under clause
            23.2 and save for as a result of any transfer of stock or shares in the Lessor expressly permitted pursuant to the terms of the Parent Guarantee, the issued share capital of, and the voting rights in, the Lessor will be majority owned, directly or indirectly, by the Parent.

3     Term of Lease

3.1 The Lessor shall lease and the Lessee shall take on lease the Aircraft, subject to the terms and conditions of this Agreement, for the Lease Term.

3.2 The Lessee shall be entitled, provided that no Termination Event has occurred and is continuing, on giving to the Lessor notice (which notice, when given shall be irrevocable) not less than one hundred and eighty
      (180) days prior to the end of the Primary Lease Term to extend the Lease Term for one (1) further year (the "First Renewal Term"). During the First Renewal Term the Lessee shall be entitled, provided that no Termination Event has occurred and is continuing, on giving to the Lessor notice (which notice, when given shall be irrevocable) not less than one hundred and eighty (180) days prior to the end of the First Renewal Term to extend the Lease Term for a second period of one (1) further year (the "Second Renewal Term"). During each of the First and Second Renewal Terms the provisions of this Agreement shall remain in full force and effect, save that rent payable by the Lessee shall be determined in accordance with the provisions of clause 7. 1(b).

4     Conditions

4.1 The obligation of the Lessor to lease the Aircraft to the Lessee under this Agreement is subject to the condition that, on or prior to Delivery, the Lessor shall have received the documents and evidence specified in Parts 1 and 2 of schedule 1 in form and substance satisfactory to the Lessor.

4.2 The obligation of the Lessor to lease the Aircraft to the Lessee under this Agreement is subject to the further conditions that:-

      (a) the Aircraft shall have been delivered to the Lessor and the Lessor shall have received a bill of sale from the Lessee dated the Delivery Date;

      (b) all necessary governmental and other third party consents or approvals required to permit the Lessor to lease the Aircraft to the Lessee shall have been received by the Lessor;

      (c) the representations and warranties of (i) the Lessee set out in clause 2.1 and in the Aircraft Purchase Agreement and (ii) SAS BV set out in clause 2.2, are true and correct as if each were made with respect to the facts and circumstances existing immediately prior to the time when Delivery is to take place;

      (d) the Lessor shall have received an appraisal of the fair market value of the Aircraft performed by Aircraft Information Services, Inc. which the Lessor, notwithstanding the terms of this clause 4.2, acknowledges and confirms it has received and that such appraisal is acceptable to it in form and substance;

      (e) no Relevant Event shall have occurred and be continuing or would arise by reason of Delivery taking place; and

      (f) the Lessor shall have received written notice from the Lessee at least one (1) Banking Day prior to Delivery specifying the Delivery Date, the serial numbers of the Engines being delivered pursuant to the Aircraft Purchase Agreement and confirming the amount of the instalments of Rent to be paid pursuant to clause 7.1(a).

4.3 The obligation of the Lessee to take the Aircraft on lease under this Agreement is subject to the condition that, prior to Delivery, the Lessee shall have received the documents and evidence specified in Part 3 of schedule 1 in form and substance satisfactory to the Lessee.

4.4 The obligation of the Lessee to take the Aircraft on lease under this Agreement is subject to the further conditions that:

      (a) the representations and warranties of the Lessor in clauses 2.3, 2.4, 6.1 and 6.2 shall be true and correct as if each was made with respect to the facts and circumstances existing immediately prior to the time when Delivery is to take place;

      (b) no Total Loss or Engine Loss shall have occurred on or prior to Delivery;

      (c)   Delivery shall have occurred.

5     Delivery and Acceptance

5.1 Subject to clause 4, immediately following the transfer of title to the Aircraft by the Lessee to the Lessor under the Aircraft Purchase Agreement, the Aircraft shall be deemed to have been delivered to the Lessee by the Lessor and accepted by the Lessee for the purposes of this Agreement and the Lessee shall execute and deliver the Acceptance Certificate to the Lessor and the Lease Period shall commence.

5.2 The Lessor and the Lessee acknowledge that the condition, quality, suitability and fitness for purpose of the Aircraft at Delivery shall be the sole responsibility of the Lessee, and the Lessor shall not, subject to clause 4.1 and clause 4.2, be entitled for any reason whatsoever to refuse to deliver, and the Lessee shall not, subject to clause 4.3 and clause 4.4, be entitled for any reason whatsoever to refuse to accept delivery of the Aircraft or to refuse to execute and deliver the Acceptance Certificate for the Aircraft to the Lessor once the Aircraft is deemed to have been delivered to and accepted by the Lessor under the Aircraft Purchase Agreement. The Lessor shall not be liable for any loss or damage of any kind whatsoever, or any loss of profit, resulting directly or indirectly from any physical defect or alleged physical defect in the Aircraft.

5.3 The Lessor shall not be responsible to the Lessee for any loss or expense, or any loss of profit, arising from any delay in the delivery of, or failure to deliver, the Aircraft to the Lessee under this Agreement unless such delay or failure arises as a direct consequence of the wilful default or gross negligence of the Lessor.

5.4 The Lessee shall not be responsible to the Lessor for any loss or expense, or any loss of profit arising from any delay in the delivery of, or failure to deliver, the Aircraft to the Lessor under the Aircraft Purchase Agreement or to the Lessee under this Agreement where such delay or failure is not caused by a breach by the Lessee of its obligations under the Aircraft Purchase Agreement or this Agreement.

5.5 If for any reason, other than a breach by the Lessor of any of its obligations under the Lessee Documents to which it is a party, the Aircraft shall not have been delivered to and accepted by the Lessee in accordance with clause 5.1 within sixty (60) days following the Expected Delivery Date, or such later date as the Lessor and the Lessee may agree in writing, then the Lessor may, without prejudice to any other rights or remedies which the Lessor may have at law, in equity or otherwise, cancel the obligation contained in this Agreement to lease the Aircraft to the Lessee by the Lessor giving notice to the Lessee to that effect whereupon the Lessee's obligation to pay Rent and to lease the Aircraft under this Agreement shall immediately terminate.

5.6 If, for any reason, other than a breach by the Lessee of any of its obligations under the Lessee Documents, the Aircraft shall not have been delivered to and accepted by the Lessee in accordance with clause 5.1 within sixty (60) days following the Expected Delivery Date or such later date as the Lessor and the Lessee may agree in writing, then the Lessee may, without prejudice to any other rights or remedies which the Lessee may have at law, in equity or otherwise, cancel the obligation contained in this Agreement to lease the Aircraft from the Lessor by giving notice to the Lessor to that effect whereupon the Lessee's obligation to pay Rent and to lease the Aircraft under this Agreement shall immediately terminate.

5.7 As soon as practicable after Delivery, but in any event within five (5) Banking Days, the Lessee shall provide the Lessor with details of the status of each Engine delivered to the Lessor pursuant to the Aircraft Purchase Agreement.

6     Lessor's Warranties and Manufacturer's Warranties

6.1 The Lessor warrants and undertakes that, subject to clause 17.1 and clause 21, the Lessor shall not through its own acts interfere during the Lease Period with the use, possession and quiet enjoyment of the Aircraft by the Lessee or any Permitted Air Carrier. For avoidance of doubt, the Lessee acknowledges and agrees that, notwithstanding the foregoing, if the Lessor is entitled in accordance with the provisions of this Agreement to interfere with the use, possession and quiet enjoyment of the Aircraft by the Lessee, the Lessor shall also be entitled to interfere with the use, possession and quiet enjoyment of the Aircraft by any Permitted Air Carrier.

6.2 The Lessor warrants that on the Delivery Date the Lessor shall have received such title to the Aircraft as is conveyed to it on such date by, or on behalf of, the Lessee and the Aircraft shall be free from Lessor's Liens.

6.3 THE LESSEE EXPRESSLY AGREES AND ACKNOWLEDGES THAT, SAVE ONLY AS EXPRESSLY PROVIDED IN CLAUSES 6.1 AND 6.2, NO CONDITION, WARRANTY OR REPRESENTATION OF ANY KIND IS OR HAS BEEN GIVEN BY OR ON BEHALF OF THE LESSOR IN RESPECT OF THE AIRCRAFT OR ANY PART THEREOF, AND ACCORDINGLY THE LESSEE CONFIRMS THAT IT HAS NOT, IN ENTERING INTO THIS AGREEMENT, RELIED ON ANY CONDITION, WARRANTY OR REPRESENTATION BY THE LESSOR OR ANY PERSON ON THE LESSOR'S BEHALF, EXPRESS OR IMPLIED, WHETHER ARISING BY LAW OR OTHERWISE IN RELATION TO THE AIRCRAFT OR ANY PART THEREOF, INCLUDING, WITHOUT LIMITATION, (A) ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR

      PURPOSE, VALUE, CONDITION, DESIGN, USE OR OPERATION OF THE AIRCRAFT; (B) ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE FOR TRADE; (C) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY IN TORT, WHETHER OR NOT ARISING FROM THE ACTUAL OR IMPUTED NEGLIGENCE OR BREACH OF STATUTORY DUTY ON THE PART OF THE LESSOR, ITS DIRECTORS, SERVANTS OR AGENTS; AND (D) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY OR LOSS OF OR DAMAGE TO ANY TANGIBLE OR INTANGIBLE THING, FOR LOSS OF USE, REVENUE OR PROFIT OR FOR ANY LIABILITY OF THE LESSOR TO ANY THIRD PARTY, OR FOR ANY OTHER DIRECT OR INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES.

6.4 During the Lease Period the Lessor will use all reasonable endeavours to extend to the Lessee the benefit of all Warranties and all warranties and indemnities given by any manufacturer or supplier of any part of the Aircraft to the Lessor (as owner of the Aircraft), if any. Provided no Termination Event has occurred and is continuing, the Lessee shall be entitled during the Lease Period to take such action upon any Warranty or any such warranty or indemnity in the name of the Lessor against any such manufacturer or supplier as the Lessee shall see fit, but subject to the Lessee first ensuring that the Lessor is indemnified and secured to its reasonable satisfaction against all costs and expenses thereby incurred or to be incurred.

6.5 The Lessee agrees to assign, promptly after the Lessee becomes aware it has received the same, to the Lessor or its nominee, the benefit of all Warranties that are given to the Lessee during the Lease Period by any manufacturer or supplier of any part of the Aircraft.

7     Rent

7.1   (a)   During the Primary Lease Term SAS BV shall pay to the Lessor instalments of Rent for the Aircraft monthly in advance, each such instalment, subject to the remainder of this clause 7.1(a), being of the amount of Six hundred and seventy five thousand Dollars
            ($675,000). The instalments of Rent payable during the Primary Lease
            Term will be subject to amendment, either upward or downward, to reflect the four (4) year Treasury Rate of the United States of America (the "US Treasury Rate") in effect one (1) Banking Day before the Delivery Date. The amount of the instalments of Rent specified above is calculated by reference to the US Treasury Rate as of 9th November, 1993 which had a yield to maturity of 4.63%. The actual instalments of Rent payable during the Primary Lease Term will be adjusted by reference to the yield to maturity of the US
            Treasury Rate having a remaining term to maturity closest to four
            (4) years as at 11.00am (New York time) on the date being one (1)
            Banking Day before the Delivery Date as reported on pages 5 and 217
            ("US Treasury and Money Markets") of the information ordinarily provided by Telerate Systems

            Incorporated, it being agreed that, for every basis point movement in such yield, the instalments of Rent will be increased or, as the case may be, decreased by the amount of $391.50; provided however, that in the event the exact maturity of four (4) years is not so quoted, the yield will be derived by interpolating on a straight line basis the yield for the nearest quoted maturity shorter and longer than four (4) years.

      (b) The instalments of Rent to be paid during the First Renewal Term and the Second Renewal Term shall be calculated by reference to the formula set out in schedule 3. If the Lessee requests that such calculation be made, the Lessor, the Lessee and SAS BV agree that such calculation shall be made not less than one hundred and eighty
            (180) days and not more than two hundred and seventy (270) days prior to the end of the Primary Lease Term or, as the case may be, the First Renewal Term.

7.2 SAS BV's obligation to pay Rent and the other amounts referred to in clause 7.3 and the Lessee's obligation to make other payments in accordance with this Agreement shall be absolute and unconditional irrespective of any contingency whatsoever including (but not limited to):

      (a) any unavailability of the Aircraft for any reason, including, but not limited to, any lack or invalidity of title or any other defect in the title, airworthiness, merchantability, fitness for any purpose, condition, design or operation of any kind or nature of the Aircraft; or

      (b) the ineligibility of the Aircraft for any particular use or trade, or for registration or documentation under the laws of any relevant jurisdiction; or

      (c) subject to clause 17.4, the Total Loss of, or any damage to, the Aircraft; or

      (d) any failure or delay on the part of any party hereto, whether with or without fault on its part, in performing or complying with any of the terms or conditions of this Agreement; or

      (e) any insolvency, bankruptcy, administration, reorganisation, arrangement, readjustment of debt, dissolution, liquidation or similar proceedings by or against the Lessor, the Lessee, SAS BV or any Permitted Air Carrier; or

      (f) any lack of due authorisation of, or other defect in, this Agreement.

      Nothing in this clause 7.2 shall prejudice the rights of the Lessee and/or SAS BV to pursue a separate action against the Lessor under applicable law with respect to any breach by the Lessor of any of its covenants, obligations, agreements or undertakings under this Agreement.

7.3 The Lessor and the Lessee each acknowledges and agrees that, notwithstanding anything to the contrary contained in this Agreement, the obligations of SAS BV under this Agreement shall be limited to, and neither the Lessor nor the Lessee shall have any recourse against SAS BV except in respect of, the obligation of SAS BV to pay Rent pursuant to this clause 7 in accordance with clauses 8.1, 8.2 and 8.5 and payment obligations pursuant to clauses 8.3, 8.6, 10, 17.4, 18.5 and 21.1 but only to the extent that such payment obligations directly relate to, or arise as a direct result of, payment or non-payment of Rent by or on behalf of SAS BV.

8     Payments, Interest and Calculations

8.1 All payments to be made by the Lessee or SAS BV to the Lessor under any Lessee Document shall be made (unless specifically otherwise provided in such Lessee Document) without prior demand in such currency as is designated for such payment for value on the day on which payment is due to the account of the Lessor at Chemical Bank, 640 Madison Avenue, New York, New York 10022, account number 323-252-907, ABA number 021-000-128 quoting the reference "SAS-767-24475" and marked for the attention of CEF/IMG or at such other bank in such other place as the Lessor may have notified to SAS BV and the Lessee.

8.2 When any payment under any Lessee Document would otherwise be due to the Lessor on a day which is not a Banking Day, the due date for payment shall be extended to the next following Banking Day.

8.3 If the Lessee or SAS BV fails to pay to the Lessor any sum (including without limitation, any sum payable pursuant to this clause 8.3) on its due date for payment under this Agreement, the Lessee or, as the case may be, SAS BV shall pay to the Lessor on demand interest on such sum from the due date up to the date of actual payment (as well after as before any relevant judgment) at the Relevant Rate of Interest.

8.4 All interest and other payments of an annual nature under this Agreement shall accrue from day to day and be calculated on the basis of actual days elapsed and a 360 day year.

8.5 Any certificate or determination of the Lessor as to any rate of interest or any other amount pursuant to and for the purposes of this Agreement shall be prima facie evidence as to the rate or amount so certified or determined.

8.6 If any sum due from the Lessee or SAS BV under any Lessee Document or under any order or judgment given or made in relation thereto has to be converted from the currency ("the first currency") in which the same is payable under such Lessee Document or under such order or judgment into another currency ("the second currency") for the purpose of (a) making or filing a claim or proof against the Lessee or SAS BV, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation to such Lessee Document, the Lessee or, as the case may be, SAS BV shall indemnify and hold harmless the Lessor from and against any loss suffered as a result of any difference between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which the Lessor may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. Any amount due from the Lessee or SAS BV under this clause 8.6 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of such Lessee Document and the term "rate of exchange" includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

9     Costs and Indemnities

9.1 Subject to the exclusions stated in clause 9.2, the Lessee agrees to indemnify and hold harmless the Lessor and its shareholders, affiliates, directors, officers, servants, agents and employees (each such person in this clause 9 being referred to as an "Indemnitee") from and against all costs, expenses, payments, charges, losses, demands, liabilities, claims, actions, proceedings, penalties, fines, damages, judgments, orders or other sanctions (in this clause 9 together referred to as "Losses"):

      (a) relating to, or arising directly or indirectly in any manner or for any cause or reason whatsoever out of, the design, manufacture, testing, delivery, purchase, import, export, registration, possession, control, use, operation, leasing, sub-leasing, insurance, maintenance, repair, refurbishment, condition, service, overhaul, modification, change, alteration, loss, damage, removal, storage, re-delivery or replacement of, in or to the Aircraft, or otherwise in connection with the Aircraft, or relating to loss or destruction of or damage to any property, or death or injury of, or other loss of whatsoever nature suffered by, any person caused by, relating to, or arising from or out of (in each case whether directly or indirectly) any of the foregoing matters;

      (b) which may at any time be made or brought on the ground that any design, article or material in the Aircraft or the operation or use thereof constitutes an infringement of any patent, intellectual property right or any other right whatsoever;

      (c) which may at any time be incurred by the Lessor in preventing or attempting to prevent the arrest, confiscation, seizure, taking in execution, impounding, forfeiture or detention of the Aircraft, or in securing the release of the Aircraft;

      (d) which the Lessor shall certify as sustained or incurred by it as a consequence of any default in payment by SAS BV or the Lessee or the due and punctual performance of any of the Lessee's other obligations under any of the Lessee Documents or as a consequence of the breach by the Lessee or SAS BV of any representation, warranty or covenant made by the Lessee or SAS BV under any Lessee Document; or

      (e) without prejudice to clause 9.2, which the Lessor or any Indemnitee shall certify as sustained or incurred by it as a consequence of the Lessor entering into, or performing its obligations under, the Lessee Documents, but excluding Losses which represent or relate to obligations expressly agreed to be performed by the Lessor thereunder and further excluding, but without prejudice to paragraph
            (d) above, any Losses which represent or relate to obligations or liabilities of the Lessor or any Indemnitee under any contract or agreement with any third party.

      Provided always that the Lessee shall be entitled, at its sole cost and expense, acting through counsel reasonably acceptable to the respective Indemnitee, (a) in any judicial or administrative proceeding that involves solely a claim for one or more Losses, to assume responsibility for and control thereof, (b) in any judicial or administrative proceeding involving a claim for one or more Losses and other claims related or unrelated to the transactions contemplated by this Lease, to assume responsibility for and control of such claim for Losses to the extent that the same may be and is severed from such other claims (and such Indemnitee shall use its best efforts to obtain such severance), and (c) in any other case, to be consulted by such Indemnitee with respect to judicial proceedings subject to the control of such Indemnitee. Notwithstanding any of the foregoing to the contrary, the Lessee shall not be entitled to assume responsibility for and control of any such judicial or administrative proceedings (i) while a Relevant Event under the Lease shall have occurred and be continuing, (ii) if such proceedings would involve the likelihood of the sale, forfeiture or loss of, or the creation of any Encumbrance (other than a Permitted Lien) on the Aircraft (except an Encumbrance which the Lessee shall have bonded in an amount and manner satisfactory to the Lessor), this Lease or any part thereof, (iii) if such claim relates in any way to the business of such Indemnitee other than the transactions contemplated by the Lessee Documents, (iv) if such claim, in the opinion of independent counsel for such Indemnitee reasonably satisfactory to the Lessee, has a reasonable possibility of compromising or jeopardising any substantial interests of such Indemnitee, or (v) the Lessee shall not have furnished such Indemnitee with an opinion of independent counsel reasonably satisfactory to such Indemnitee to the effect that there exists a meritorious basis for contesting such claim. The Indemnitee may at its own cost participate with its own counsel in any judicial proceeding controlled by the Lessee pursuant to the preceding provisions. The Indemnitee shall supply the Lessee with such information reasonably requested by the Lessee as is necessary or advisable for the Lessee to control or participate in any proceeding to the extent permitted by this clause 9.1. Such Indemnitee shall not enter into a settlement or other compromise with respect to any Losses without the prior written consent of the Lessee, which consent shall not be unreasonably withheld or delayed, unless such Indemnitee waives its right to be indemnified with respect to such Losses under this clause 9.1.

9.2 Notwithstanding the provisions of clause 9.1, the Lessee shall not be responsible pursuant to clause 9.1 to any Indemnitee for:

      (a) Losses arising or imposed to the extent the same result from the breach by such Indemnitee of any express provisions of, or the default of such Indemnitee in its performance of any of its obligations under, this Agreement or any other Lessee Document to which the Indemnitee is a party or result from any representation or warranty given or made by such Indemnitee in this Agreement or any other Lessee Document to which the Indemnitee is a party being incorrect at the date when given or made, or any wilful default, fraud or gross negligence of such Indemnitee;

      (b) Losses arising or imposed to the extent the same result from the sale, transfer or other disposition of the Aircraft, the Airframe, any Engine or any Part or any interest in the Aircraft, the Airframe, any Engine or any Part, other than (i) as contemplated by this Agreement or any other Lessee Document, or (ii) pursuant to the exercise by the Lessor of any of its rights pursuant to clause 21.1;

      (c) Losses to the extent the same arise out of any claim of title to or against the Aircraft, the Airframe, any Engine or any Part by any creditor of such Indemnitee claiming in its capacity as such, other than a claim arising as a result of any breach by the Lessee or SAS BV of any provision of, or the default by the Lessee or SAS BV in its performance of any of its obligations under, this Agreement or, in the case of the Lessee, the Aircraft Purchase Agreement;

      (d) Losses arising from or attributable to acts or events occurring after the latest to occur of (i) the termination or expiry of the Lease Term, (ii) if the Lessee is required to return the Aircraft to the Lessor, the date on which the Aircraft is returned to the Lessor in accordance with the provisions hereof, and (iii) if the leasing of the Aircraft under this Agreement shall have been terminated pursuant to clause 21.1, the sale, transfer or other disposition of the Aircraft, the Airframe, any Engine or any Part or any interest in the Aircraft, the Airframe, any Engine or any Part; or

      (e) except to the extent necessary to make payments on an after-tax basis, Losses resulting from or arising out of any Taxes or a loss of Tax benefits or increase in Tax liability whether or not the Lessee or SAS BV is required to indemnify any person therefor pursuant to clause 10 (it being understood that clause 10 provides for the Lessee's and SAS BV's liability with respect to Taxes) and any other Losses against which the

            Lessee shall have indemnified such Indemnitee pursuant to any other provision of this Agreement or any other Lessee Document; or

      (f)   Losses caused by any Lessor's Lien; or

      (g) except as otherwise expressly provided herein, Losses which relate to legal, accounting or other expenses incurred by any Indemnitee or the Parent in connection with the negotiation, preparation and execution of any Lessee Document; or

      (h) without prejudice to clause 9. 1(d), Losses which are operating or overhead expenses of any Indemnitee.

9.3 The Lessee shall pay all stamp, documentary, registration or other like Taxes (including any such Taxes payable by the Lessor) imposed on or in connection with the Lessee Documents by any country or jurisdiction other than in Bermuda, the United States of America and any other jurisdiction in which the Lessor has a place of business (excluding however any jurisdiction in which the Lessor would not have been deemed to have a place of business had it not entered into and/or performed its obligations under the Lessee Documents).

9.4 The Lessee shall pay to the Lessor on demand all expenses (including legal, survey and other costs) incurred by the Lessor in connection with the enforcement of, or preservation of any rights under, any of the Lessee Documents, or otherwise in respect of moneys owing under any of the Lessee Documents, or in respect of breach of any representation, warranty, covenant, agreement, condition or stipulation therein contained, together with interest at the Relevant Rate of Interest from the date on which such expenses were incurred to the date of payment (as well after as before judgment).

      All expenses payable pursuant to this clause 9.4 shall be paid together with any value added tax or similar tax thereon (if any), and in the currency in which the same are incurred by the Lessor.

9.5 Subject always to clause 9.2, the indemnities by the Lessee in favour of the Lessor contained in this clause 9 shall continue in full force and effect notwithstanding the termination of the leasing of the Aircraft to the Lessee under this Agreement.

10    Taxation

10.1 Subject to clauses 10.3, 10.4 and 10.5, the Lessee or, in the case of the subject matter of paragraph (b) below (but only in so far as the same relate to payments made by SAS BV under this Agreement) SAS BV, shall pay promptly and shall indemnify and hold harmless each Indemnitee on an after-tax basis for and against all Taxes (a) levied or assessed on or in respect of the Aircraft, or (b) levied or assessed in respect of any payments made under any of the Lessee Documents or any of the transactions contemplated by any of the Lessee

      Documents or (c) relating to or arising out of the ownership, possession, leasing, sub-leasing, use, delivery, operation or return of the Aircraft.

10.2 Subject to clauses 10.3, 10.4 and 10.5, if at any time the Lessee or SAS BV is required to make any deduction or withholding in respect of Taxes from any payment due under the Lessee Documents for the account of the
      Lessor:

      (a) the sum due from the Lessee or, as the case may be, SAS BV in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Lessor receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding) a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made;

      (b) the Lessee or, as the case may be, SAS BV shall pay to the relevant authority within the period for payment permitted by applicable law the full amount of the deduction or withholding (including, but without prejudice to the generality of the foregoing, the full amount of any deduction or withholding from any increased amount paid pursuant to this clause 10.2);

      (c) the Lessee or, as the case may be, SAS BV shall indemnify the Lessor against any losses or costs incurred by the Lessor by reason of any failure of the Lessee or SAS BV (as applicable) to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment; and

      (d) the Lessee or, as the case may be, SAS BV shall promptly deliver to the Lessor any receipt, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.

10.3 If, following any such deduction or withholding as is referred to in clause 10.2 from any payment by the Lessee or SAS BV, any Indemnitee shall receive or be granted a credit against or remission for any Taxes payable by it (other than Taxes the subject of an indemnity from the Lessee or SAS BV pursuant to this clause 10), the Lessor shall procure that such Indemnitee shall, subject to the Lessee or, as the case may be, SAS BV having made any increased payment in accordance with clause 10.2 and to the extent that such Indemnitee can do so without prejudicing the retention of the amount of such credit or remission and without prejudice to the right of such Indemnitee to obtain any other relief or allowance which may be available to it, reimburse the Lessee or SAS BV (as applicable) with such amount as such Indemnitee shall certify to be the proportion of such credit or remission as will leave such Indemnitee (after such reimbursement) in no worse position than it would have been in had there been no such deduction or withholding from the payment by the Lessee or SAS BV as aforesaid. Such reimbursement shall be made forthwith upon such

      Indemnitee certifying that the amount of such credit or remission or economic benefit has been received by it.

      If any Indemnitee shall, for reasons outside its control, lose all or any portion of any credit in respect of which such Indemnitee shall have reimbursed the Lessee or SAS BV pursuant to this clause 10.3, the Lessee or, as the case may be, SAS BV shall refund to such Indemnitee all (or the appropriate portion of) such reimbursement.

10.4 The Lessor agrees that for so long as in the good faith opinion of the affected Indemnitee the rights and interests of such Indemnitee would not be adversely affected thereby:

      (a) the Lessor shall procure that such Indemnitee shall notify the Lessee and SAS BV prior to making payment of any Taxes in respect of which the Lessee or SAS BV is required to indemnify such Indemnitee pursuant to this clause 10 provided however that, without prejudice to the Lessee's or SAS BV's other rights in respect of such failure, the Lessor's failure to procure that such Indemnitee so notifies the Lessee and SAS BV shall not affect such Indemnitee's right to indemnification in respect of such Taxes hereunder;

      (b) the Lessor shall procure that such Indemnitee shall consult with the Lessee and SAS BV for a reasonable period not extending beyond the due date for payment of the relevant Taxes prior to making payment of any Taxes in respect of which the Lessee or SAS BV is required to indemnify such Indemnitee pursuant to this clause 10 provided that, without prejudice to the Lessee's or SAS BV's other rights in respect of such failure, the Lessor's failure to procure that such Indemnitee so consults shall not affect such Indemnitee's right to indemnification in respect of such Taxes hereunder;

      (c) if a claim is made against such Indemnitee for any Tax that is subject to indemnification under this clause 10, the Lessor shall procure that such Indemnitee will give the Lessee and SAS BV written notice of such claim provided that, without prejudice to the Lessee's or SAS BV's other rights in respect of such failure, the Lessor's failure to procure that such Indemnitee so notifies the Lessee shall not affect such Indemnitee's right to indemnification in respect of Taxes under this clause 10. If the Lessee or SAS BV (as applicable) so requests in writing within thirty (30) days after receipt of such notice, the Lessor shall procure that such Indemnitee shall permit the Lessee or SAS BV (as applicable) to contest the claim in the name of such Indemnitee or in the name of the Lessee or SAS BV (as applicable), to the extent permitted by law. However, if (i) such claim together with other claims which could be made with respect to other transactions to which such Indemnitee is then a party could (if sustained) have an adverse effect on such Indemnitee's business or financial affairs (a "Special Claim"), or (ii) the Lessee or SAS BV

            (as applicable) shall not be permitted by law to contest a claim (other than a Special Claim) on behalf of such Indemnitee, or (iii) the contest of such claim includes the contest of claims unrelated to the transactions contemplated by this Lease, then the Lessor shall procure that such Indemnitee shall contest such claim in good faith. Notwithstanding the foregoing, no claim shall be contested by any of the Lessee, SAS BV or such Indemnitee unless and until (a) such Indemnitee shall have received (i) an indemnity for all reasonable expenses paid in contesting the claim (including reasonable attorneys' and accountants' fees and disbursements), and
            (ii) written acknowledgement by the Lessee or SAS BV (as applicable) of its liability hereunder (if such contest is decided adversely) in respect of such Taxes; (b) the action to be taken will not involve the likelihood of the sale, forfeiture or loss of, or the creation of any Encumbrance (except a Permitted Lien or an Encumbrance which the Lessee or SAS BV (as applicable) shall have bonded in an amount and manner reasonably satisfactory to the Lessor) on, the Aircraft or any part thereof or any interest therein; (c) if such contest shall be conducted in a manner requiring the payment of the claim, the Lessee or SAS BV (as applicable) shall have advanced the amount required on an after-tax basis; (d) no Termination Event shall have occurred and be continuing; and (e) if such claim is a Special Claim, such Indemnitee shall have received a legal opinion (at the expense of the Lessee or SAS BV (as applicable)) from counsel satisfactory to such Indemnitee indicating that a reasonable basis for such contest exists. The Lessor shall procure that any affected Indemnitee, the Lessee and SAS BV shall in good faith consider the other partys' views regarding the conduct of the contest. Notwithstanding the foregoing provisions of this clause 10, if at any time any Indemnitee waives its right of indemnification under this clause 10 in respect of a claim, or if, after having received payment of indemnification from the Lessee or SAS BV hereunder in respect of such claim, such Indemnitee tenders such payment to the Lessee or SAS BV (as applicable), then the Lessee or SAS BV (as applicable) shall not be entitled to contest, or to continue to contest, any such claim;

      (d) the Lessee or SAS BV (as applicable) will provide such information as may be reasonably requested by the Lessor and reasonably available to or obtainable by the Lessee or SAS BV (as applicable) to enable the Lessor to fulfil its tax filing requirements with respect to the transactions contemplated hereby. In the event that any return, statement or report is required to be made or filed with respect to any Tax required to be indemnified against by the Lessee or SAS BV under this clause 10, the Lessee or SAS BV (as applicable) shall notify the Lessor of such requirement and (a) to the extent permitted by law and, unless otherwise requested by the Lessor or required by law, make and file in its own name such return, statement or report in such manner as will show the ownership of the Aircraft in the Lessor and furnish the Lessor with a copy of such return, statement or report, or (b) where such return, statement or report is required to be in the name of or filed by the

            Lessor, prepare and furnish such return, statement or report for filing by the Lessor in such manner as shall be satisfactory to the Lessor and send the same to the Lessor for filing no later than thirty (30) days prior to the due date. Where the Lessor is required to make or file a return, statement or report reflecting items other than or in addition to Taxes indemnified against by the Lessee or SAS BV under this clause 10, the Lessee or SAS BV (as applicable) shall, upon the Lessor's request, provide the Lessor with information, within a reasonable time, sufficient to permit such return, statement or report to be properly made and timely filed;

      (e) without prejudice to the provisions of clause 10.4(c), the Lessor agrees, at the cost, expense and liability of the Lessee, to provide such documents and instruments as are within its possession and as are reasonably available to it and to make such filings as the Lessee or SAS BV may reasonably request for the purpose of reducing or avoiding any claim, demand or assessment for Taxes in respect of which the Lessee or SAS BV is required to indemnify pursuant to this clause 10 or to recover the same from any third party properly liable for the same.

      In furtherance of the foregoing, the Lessor agrees, in each case at the cost, expense and liability of the Lessee or, as the case may be, SAS BV, and subject to the Lessee or SAS BV first ensuring that the Lessor is indemnified and secured to the Lessor's reasonable satisfaction against all costs, expenses and liabilities thereby incurred or which may be incurred in connection therewith, to co-operate in good faith with the Lessee or SAS BV (as applicable) in taking such steps as the Lessor, in its sole discretion, determines will not be prejudicial to the Lessor and to be appropriate for the purpose of reducing or avoiding any claim, demand or assessment for Taxes in respect of which the Lessee or SAS BV is required to indemnify pursuant to this clause 10 and which are imposed by any Government Entity or any political subdivision or taxing authority thereof or therein. The Lessor, the Lessee and SAS BV further agree to consider in good faith (but without any obligation to agree thereto) any reasonable modifications of the transaction described in this Lease that would reduce or eliminate any Taxes imposed on either party as a result of such transaction.

10.5 Notwithstanding the provisions of clause 10, neither the Lessee nor SAS BV shall be responsible pursuant to clause 10 for:

      (a) Taxes levied on, based on, measured by or with respect to net or gross income, capital income, asset, capital, capital gains, receipts, franchises, profits or the conduct of the business of the Lessor to the extent any Indemnitee would have been subject to such Taxes in the same amount in the absence of the transactions contemplated by the Lease or any other Lessee Document;

      (b) Taxes paid, arising or imposed to the extent the same result from the failure by any Indemnitee to account for Tax on time (provided always that such Indemnitee has before the due date for payment either received a written demand therefor or otherwise been made aware in writing of the imposition of such Taxes and the due date for payment thereof) other than where any such failure arises as a result of any breach by the Lessee or SAS BV of any provision of, or the default by the Lessee or SAS BV in the performance of its obligations under, the Lessee Documents;

      (c) Taxes arising or imposed to the extent the same result from the breach by any Indemnitee of any express provision of, or the default by any Indemnitee in its performance of any of its obligations under, this Agreement or any other Lessee Document or result from any representation or warranty given or made by any Indemnitee in this Agreement or any other Lessee Document being incorrect at the date when given or made, or any fraud or wilful default or gross negligence of any Indemnitee.

      (d) Taxes (save for interest or penalties on Taxes arising earlier and which are indemnifiable by the Lessee or SAS BV in accordance with the other provisions of this clause 10) arising or attributable to acts or events occurring after the latest to occur of (i) the termination or expiry of the Lease Term, (ii) if the Lessee is required to return the Aircraft to the Lessor hereunder, the date on which the Aircraft is returned to the Lessor in accordance with the provisions hereof, and (iii) if the leasing of the Aircraft under this Agreement shall have been terminated pursuant to clause 21.1, the sale, transfer or other disposition of the Aircraft, the Airframe, any Engine or any Part or any interest in the Aircraft, the Airframe, any Engine or any Part;

      (e) Taxes to the extent any Indemnitee would have been subject to such Taxes in the same amount as a result of (i) activities or business of such Indemnitee unrelated to the transactions contemplated by the Lessee Documents, or (ii) any financing obtained by such Indemnitee;

      (f) Taxes arising or imposed to the extent the same are imposed with respect to the purchase by the Lessor of the Aircraft pursuant to the Aircraft Purchase Agreement (indemnification for which is provided in such Agreement) or from the sale, transfer or other disposition of the Aircraft, the Airframe, any Engine or any Part or any interest in the Aircraft, the Airframe, any Engine or Part unless such sale, transfer or other disposition occurs (i) in connection with the exercise of remedies after the leasing of the Aircraft under this Agreement shall have been terminated pursuant to clause 21.1, or (ii) pursuant to clause 17.5, 17.7, 18.5 or 23.1;

      (g) Taxes levied or imposed upon any assignee or transferee (permitted or otherwise) of any of the Lessor's right, title or interest in or to any Lessee Document, the Aircraft, the Airframe, any Engine or Part to the extent such Taxes, at the time of such assignment or transfer, are, or could reasonably be foreseen will be as a result of any change in law not then in effect, in excess of the Taxes which would have been imposed had no such assignment or transfer taken place;

      (h) Taxes in respect of which the Lessee shall have indemnified the relevant Indemnitee pursuant to any other provision of this Agreement or any other Lessee Document; and

      (i) Taxes imposed on any Indemnitee under any applicable law of any jurisdiction which would not have been imposed had the transactions contemplated in the Lessee Documents been the sole connection between such Indemnitee and such jurisdiction; and

      (j) Taxes arising or imposed as a result of the loss of any anticipated Tax benefits except where such loss is as a result of any breach by the Lessee of any provisions of, or the default by the Lessee in the performance of its obligations under, the Lessee Documents.

      Provided however, that the preceding paragraphs (e) and (i) shall not apply to any Taxes imposed on any Indemnitee by a taxing jurisdiction in Sweden, Belgium or the Netherlands to the extent such tax would not have been imposed but for the transactions relating to SAS BV's agreement to pay Rent under this Lease, unless such Taxes would not have been imposed by such taxing jurisdiction if such Indemnitee had not operated an actual permanent place of business in such jurisdiction.

10.6 All payments by the Lessee or SAS BV under clause 8.6, clause 9 and this clause 10 shall include any amount necessary to hold the recipient thereof harmless on an after-tax basis from all Taxes required to be paid by such recipient with respect to such payment or indemnity. Calculations made on an after-tax basis shall be made assuming the actual rate applicable to the recipient for the relevant year.

10.7 The provisions of this clause 10 shall survive the expiration or termination of this Lease Agreement.

11    General Undertakings

11.1  The Lessee undertakes with the Lessor that it will:

      (a)   Notification of Relevant Event

            promptly inform the Lessor in writing of any Relevant Event forthwith upon becoming aware thereof;

      (b)   Consents and authorisations

            without prejudice to paragraph 4 of Part 1 of schedule 1, obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every consent, authorisation, licence or approval of governmental or public bodies or authorities or courts and do, or cause to be done, all other acts and things, which may from time to time be necessary under any applicable laws in the State of Registration for the continued due performance of all its obligations under each of the Lessee Documents;

      (c)   Preparation and Supply of Accounts

            furnish to the Lessor, within one hundred and eighty (180) days after the end of each of its financial years, the annual report of the Lessee in English including the balance sheet and profit and loss accounts in respect of such financial year and, within sixty
            (60) days after the end of each quarter, the quarterly report (if any) of the Lessee in English which the Lessee makes available to the public or its creditors generally;

      (d)   Information concerning the Lessee and SAS BV

            provide the Lessor with such additional information as the Lessor may from time to time in writing reasonably require and is relevant in the context of the Lessee's or SAS BV's obligations under any of the Lessee Documents or in respect of the Aircraft.

11.2  The Lessee further undertakes with the Lessor that it will:

      (a)   Status Report

            provide to the Lessor within fifteen (15) days of the written request of the Lessor (which request the Lessor shall be entitled to make at any time a Termination Event has occurred and is continuing, and at any reasonable time during the last two hundred and seventy
            (270) days of the Lease Term, but otherwise in respect of the Airframe, not more than once in any twelve (12) month period and, in the case of the Engines, not more than once in any six (6) month period) status reports on the Airframe and/or, as the case may be, the Engines containing or indicating such information as the Lessor may reasonably request;

      (b)   Inspection

            throughout the Lease Period permit the Lessor and/or its agents or representatives to inspect the Aircraft at any reasonable time upon giving the Lessee not less than ten (10) days prior written notice. The Lessor shall only be entitled to perform such inspections during normal business hours in the jurisdiction in which the Aircraft is located at the time of the inspection (or at any other time acceptable to each of the Lessor and the Lessee) and provided no unreasonable interference or delay is caused to the Lessee's or any Permitted Air Carrier's operation, maintenance and use of the Aircraft. The cost of such inspections and surveys shall be paid by the Lessor.

11.3  Lessor's Undertakings

      The Lessor hereby undertakes to the Lessee and SAS BV that throughout the Lease Term and for so long as any obligations of the Lessor under this Agreement remain to be performed:

      (a) it will not sell or otherwise transfer its title to the Aircraft or any part thereof or its interest therein, unless otherwise provided for in this Agreement or any of the other Lessee Documents to which the Lessee is a party or after having obtained the prior written consent of the Lessee;

      (b) it shall not create or permit to exist any Lessor's Lien (other than Permitted Liens) on or with respect to the Aircraft, title thereto or any interest therein and that it will promptly, at its own expense, take such action as may be necessary duly to discharge any such Lessor's Lien;

      (c) without prejudice to the Lessee's obligations under this Agreement or pursuant to applicable law, it shall obtain, make and maintain in full force and effect, promptly renew from time to time and comply with the terms of all consents, permissions, licences, authorisations, approvals, registrations and filings in Bermuda, the United States of America and in any other jurisdiction in which the Lessor has actual knowledge that any of the foregoing are so necessary, which may from time to time be necessary in order to enable it to perform its obligations under this Agreement or any other Lessee Document to which it is a party or for the legality, validity, enforceability or admissibility in evidence hereof or thereof;

      (d) it shall notify the Lessee and SAS BV within ten (10) Banking Days of obtaining or receiving actual knowledge of any change in law which would require payment by the Lessee, SAS BV or the Lessor of any additional amount in respect of withholding Taxes pursuant to this Agreement but any failure of the Lessor so to do shall not affect or derogate from the obligations of the Lessee or SAS BV (as applicable) hereunder or under any other Lessee Document or result in any liability (or increased liability) of the Lessor under this Agreement or any other Lessee Document;

      (e) it shall promptly forward to the Lessee a copy of any notices relating to the Lessee's obligations hereunder with respect to the Aircraft received by it from any appropriate authority;

      (f) it shall promptly discharge all or any Taxes which are payable by it from time to time against which it is not entitled to be indemnified under any Lessee Document and which if not discharged would materially and adversely affect the rights or interests of the Lessee or SAS BV under this Agreement save where, and for so long as, payment of such Taxes is being contested in good faith and by appropriate proceedings which will not materially and adversely affect the rights or interests of the Lessee or SAS BV under this Agreement.

12    Sub-Leasing

12.1 The Lessee will not at any time, without the prior written consent of the Lessor (which consent shall not be unreasonably withheld or delayed), sub-lease, charter, hire or otherwise part with the possession or operational control of the Aircraft or any Engine or install any Engine, or permit any Engine to be installed, on any airframe other than the Airframe.

      Notwithstanding the foregoing, so long as no Termination Event shall have occurred and be continuing, the Lessee may, without the prior written consent of the Lessor:

      (a) subject to the provisions of clause 12.2, sub-lease or deliver possession of the Aircraft, the Airframe or any Engine to any Permitted Air Carrier whose base of operations is in a Permitted Country for a term (including, without limitation, any option of the sub-lessee to renew or extend the sub-lease) not to extend beyond the end of the Lease Term.

      (b) deliver, or permit such Permitted Air Carrier as has possession of the Aircraft to deliver, possession of the Airframe or any Engine to the manufacturer thereof or any qualified person for the purpose of testing, maintenance, service, repair or overhaul work or any modifications, changes or alterations permitted under this Agreement being carried out on the Airframe, such Engine or any Part thereof;

      (c) subject, or permit such Permitted Air Carrier as has possession of the Aircraft to subject, any Engine or Part to normal interchange or pooling agreements or arrangements in each case customary in the airline industry and entered into by the Lessee in the ordinary course of its business with Permitted Air Carriers, provided that if any interest of the Lessee or the Lessor in or to any such Engine or Part shall be divested under any such agreement or arrangement, such divestiture shall be deemed to be a Total Loss with respect to such Engine or Part and the Lessee shall comply with clause 17.5, in the case of an Engine, and clause 13.1(d), in the case of a Part; and

      (d) lease, chatter or hire out, or permit such Permitted Air Carrier as has possession of the Aircraft to lease, charter or hire out, the Aircraft in circumstances where the Aircraft shall remain registered in the State of Registration and the Lessee or the Permitted Air Carrier (as the case may be) shall be obligated under the terms of the relevant lease, charter or hire agreement to provide the flight crew and to operate and maintain (other than line maintenance) the Aircraft and to effect the insurances required to be maintained with respect to the Aircraft pursuant to clause 16.

12.2  (a)   The Lessee shall remain primarily liable hereunder for the performance of all of the terms of this Agreement to the same extent as if any sub-lease or transfer of possession contemplated by clause 12.1 had not occurred and any such sub-lease shall include provisions (i) for the maintenance and insurance of the Aircraft substantially the same as those contained in this Agreement, (ii) that the Aircraft, Airframe or Engines shall not be operated or used in a manner contrary to the terms of this Agreement, (iii) that the sub-lessee will not transfer possession or control of the Aircraft, Airframe or any Engine to anyone other than the Lessee or, following the occurrence of a Termination Event, the Lessor, provided however that such provisions shall permit the sub-lessee to transfer possession or control of the Aircraft, Airframe or any Engine on the same terms as clauses 12.1(b) to (d), 13.2 or 13.3, (iv) that the sub-lessee will not assign the sub-lease or further sub-lease the Aircraft other than as contemplated in clause 12.1(d), and (v) that the term of such sub-lease will not extend beyond the end of the Lease Term. The Lessee shall procure that no pooling agreement, sub-lease or other relinquishment of possession of the Aircraft or any Engine shall in any way discharge or diminish any of the Lessee's obligations to the Lessor hereunder nor shall the Lessee permit any such agreement, sub-lease or arrangement to prejudice the right, title and interest of the Lessor in and to the Aircraft or under this Agreement.

      (b) Prior to the effective date of any sub-lease referred to in clause 12.1(a), the Lessee shall give the Lessor written notice of its intent to sub-lease the Aircraft (which notice shall specify the identity of the proposed sub-lessee and the material terms of the sub-lease), and as soon as practicable (and in any event not later than ten (10) days after receipt by the Lessor of such notice) the Lessor shall elect, by written notice to the Lessee, either (i) that such sub-lease shall be subject and subordinate to the terms of this Agreement, or (ii) that such sub-lease shall be assigned in favour of the Lessor as security for the Lessee's and SAS BV's obligations under this Agreement provided however that it is understood and agreed by the Lessee that, in respect of any sub-lease with a term of six (6) months or less, the Lessor, unless it otherwise agrees in writing, shall be deemed to have elected the alternative specified in paragraph (i) above, without the need for any notice or other act on the part of the Lessor. If the Lessor elects the alternative specified in paragraph (i) above, the Lessee shall procure that the rights of any person who receives possession of the Aircraft pursuant to such sub-lease shall be made expressly subject and subordinate to, all the terms of this Agreement and the Lessor's rights hereunder (including, without limitation, the right of the Lessor to take possession of the Aircraft in accordance with clause 21) and will procure that any such sub-lease includes a provision that such sub-lease will terminate upon termination of this Agreement for any reason. If the Lessor elects the alternative specified in paragraph (ii) above, prior to the effective date of such sub-lease, the Lessee shall execute an assignment in favour of the Lessor reasonably satisfactory to the Lessor of all its rights under such sub-lease as security for all the obligations of the Lessee and SAS BV under the Lessee Documents (such assignment being enforceable only if a Termination Event has occurred and is continuing) and the Lessee shall procure that the sub-lessee under such sub-lease acknowledges a notice of such assignment. The Lessor agrees to issue to such sub-lessee, in consideration of such acknowledgement, a letter of quiet enjoyment addressed to such sub-lessee, in the form of the Letter of Quiet Enjoyment or in such other form as the Lessor, the Lessee and such sub-lessee may agree. Any failure by the Lessor to make an election as contemplated by, and in accordance with, this clause 12.2(b) shall be deemed to be an election by the Lessor of the alternative specified in paragraph (ii) above, unless the Lessee notifies the Lessor to the contrary in writing, and the Lessor shall be bound by, and perform its obligations under, this clause 12.2(b) as if the Lessor had elected the alternative specified in paragraph
            (ii) above or, as the case may be, paragraph (i) above. All costs and expenses incurred by the Lessor in connection with the granting of any assignment referred to in paragraph (ii) shall be for the account of the Lessee. At least five (5) days prior to the effective date of any sub-lease contemplated in either paragraph (i) or (ii) above, the Lessee shall deliver to the Lessor a copy of such sub-lease provided however that all financial provisions of any such sub-lease which is subject and subordinate to the terms of this Agreement may be deleted prior to delivery to the Lessor. For the avoidance of doubt, the Lessor shall not have the right to require any assignment of any sub-lease which is subject to and subordinate to the terms of this Agreement.

      (c) The Lessee shall not permit or allow any filing with the Aviation Authority or any other Government Entity evidencing any such sub-lease which is prejudicial to any of the Lessor's rights, title or interest in or to the Aircraft or this Agreement without the prior written consent of the Lessor.

      (d) Notwithstanding the foregoing provisions of this clause 12, the Lessee shall not enter into any sub-lease which requires any change in the State of Registration without the prior written consent of the Lessor (such consent not to be unreasonably withheld or delayed) provided however that the Lessor may not withhold its consent if the proposed new State of Registration is a Permitted Country and the Lessee delivers to the Lessor, at the Lessee's cost, prior to the registration of the Aircraft in the proposed new State of Registration:

            (i) a certificate of insurance signed by an independent insurance broker to the effect that the Aircraft is, and after such re-registration will continue to be, insured in accordance with the requirements of clause 16 hereof;

            (ii) a certificate signed by a duly authorised officer of the Lessee stating that no Relevant Event exists as of the date of such certificate and no such event will occur or exist upon or resulting from such re-registration; and

            (iii) a favourable opinion of English counsel (which counsel and opinion shall be reasonably satisfactory to the Lessor) that the applicable Lessee Documents, including (if governed by English law) any sub-lease in effect at the time of or entered into in connection with such re-registration are and upon such re-registration will continue to be legal, valid and binding and enforceable according to their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganisation, moratorium, liquidation or similar laws affecting the rights of creditors generally and except as enforceability may be subject to general principles of equity, whether asserted in proceedings in equity or at law; and

            (iv) a favourable opinion of counsel (which counsel and opinion shall be reasonably satisfactory to the Lessor) in the proposed new State of Registration as to such matters relating to such re-registration as may be reasonably requested by the Lessor; and

            (v) if such sub-lease shall be to an airline which is not a recognised flag-carrying airline and if the Lessee itself obtains the same, a power of attorney which will be irrevocable and valid and enforceable in the proposed new State of Registration (but only at a time when a Termination Event has occurred and is continuing) which would permit the Lessee and/or the Lessor to de-register the Aircraft from the Aviation Authority and export the Aircraft from such State of Registration and the Lessee agrees to use its reasonable endeavours (having regard to all the commercial circumstances) to obtain such a power of attorney provided however that, subject to having made such reasonable endeavours, the Lessee shall be under no liability or obligation should such a power of attorney not be obtained.

13    Operations and Maintenance

13.1 The Lessee further undertakes with the Lessor that throughout the Lease Period it will have the technical and operational responsibility for the Aircraft and will at its own cost and expense:

      (a)   Certificates and Licences

            obtain and maintain in full force and effect all necessary certificates, licences, permits and authorisations required for the use and operation of the Aircraft, including, without limitation, an air operators certificate, an unrestricted certificate of airworthiness with respect to the Aircraft in the public transport category (passenger) issued by the Aviation Authority, and such certificates of maintenance, review and release to service as are required for the Aircraft to be used for the public transport of passengers;

      (b)   Operation and Use

            (i) use or procure that the Aircraft is used, operated and controlled in accordance with all applicable laws, ordinances, rules, regulations, orders or requirements of the State of Registration and in accordance with all certificates, licences, permits, authorisations and registrations relating to the Aircraft imposed by the Aviation Authority and so as not to invalidate any manufacturer's warranties;

            (ii) not use or procure that the Aircraft will not be used for any purpose for which it is not designed or reasonably suited, or outside the tolerances and limitations for which the Aircraft was designed and will be operated in accordance with the Manuals and Technical Records and in a manner permitted by the Aviation Authority;

            (iii) not use or procure that the Aircraft will not be knowingly used for any illegal purpose or in an illegal manner or for any purpose or in any manner not fully covered by the Insurances, or outside any geographical limit imposed by the Insurances without first procuring the consent to such use from the appropriate insurers and complying with such requirements as to extra premium or otherwise as the insurers may require or procuring alternative indemnities acceptable to the Lessor;

      (c)   Maintenance

            ensure that the Aircraft is maintained, serviced, repaired and overhauled in accordance with the Approved Maintenance Programme so as to:

            (i) keep the Aircraft in good repair, condition and appearance and airworthy in all respects and generally in as good operating condition as when delivered to the Lessee on the Delivery Date, fair wear and tear excepted;

            (ii) comply with all mandatory modifications and Alert Service Bulletins which are due and applicable to the Aircraft and all other Service Bulletins which are selected, without discrimination, by the Lessee for incorporation in the Lessee's fleet of Boeing 767-300ER aircraft; and

            (iii) comply with all applicable laws, ordinances, rules,
                  regulations, orders and requirements of the State of Registration and ICAO;

      (d)   Replacement and Installation of Engines and Parts

            the Lessee, at its own cost and expense, shall promptly replace or cause to be replaced any Engine, or any Part, which may from time to time be incorporated in, installed on or attached to the Airframe or any Engine, and which may from time to time become worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use for any reason whatsoever. In addition, the Lessee may, at its own cost and expense, remove or permit to be removed in the ordinary course of maintenance, service, repair, overhaul or testing, any Engine or any Part, whether or not worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use, provided that the Lessee shall, at its own cost and expense replace or cause to be replaced such Engine or Parts as promptly as possible. Each Replacement Engine or Part shall be free and clear of all Encumbrances other than Permitted Liens and shall be (i) serviceable in accordance with the Approved Maintenance Programme and the regulations of the Aviation Authority, (ii) be an approved part for use on the Aircraft, and (iii) in as good operating condition as, and shall have a value and utility substantially equal to, the Engine or Part replaced assuming such replaced Engine or Part was then of the value and in the condition and repair required to be maintained by the terms hereof. Each Engine and Part at any time removed from the Airframe or (in the case of any Part) any Engine shall remain the property of the Lessor, no matter where located, until such time as such Engine or Part shall be replaced by an Engine or Part which has been incorporated in, installed on or attached to the Airframe or such Engine (as the case may be) and which meet the requirements for replacement Engines and Parts specified above. Immediately upon any replacement Engine and Part being incorporated in, installed on or attached to the Airframe or any Engine (as the case may be) as above the Lessee shall procure that, in accordance with the laws of the lex situs, (i) title to such replacement or substitute Engine or Part shall vest in the Lessor free and clear of all Encumbrances other than Permitted Liens and (ii) such replacement or substitute Engine or Part shall become subject to this Agreement and be deemed part of the Airframe or such Engine (as the case may be) for all purposes hereof to the same extent as the Engine or Part originally incorporated in, installed on or attached to the Airframe or such Engine (as the case may be). The Lessee shall, at the cost and expense of the Lessee, do such acts and things as the Lessor may reasonably require to ensure that title so vests in the Lessor. Upon such installation, title to the replaced or removed Engine or Part shall vest in the Lessee, free and clear of all Lessor's Liens and rights or claims of the Lessor. The Lessor shall, at the cost and expense of the Lessee, do such acts and things as the Lessee may reasonably require to ensure that title so vests in the Lessee;

      (e)   Removal of Engines and Parts

            subject to clause 13.2 and clause 13.3, ensure that no Engine on the Airframe or any Part installed in the Airframe or any Engine is at any time removed therefrom otherwise than during the course of maintaining, servicing, repairing, overhauling or testing the Airframe or such Engine, or making such modifications, changes or alterations to the Airframe or such Engine as are permitted under this Agreement, and then only if it is promptly reinstalled, or promptly replaced or substituted by an item complying with the provisions of clause 13.1(d) Provided that any Engine or Part (as the case may be) which is installed on the Airframe or any Engine by way of addition and not by way of replacement, substitution, renewal or mandatory improvement may be removed without the Lessee being obliged to comply with the foregoing provisions of this clause 13.1(e), and upon such removal of such Part in such circumstances, title to such Part shall vest in the Lessee and provided further that after any such removal the Lessee shall restore the Aircraft to the condition the Aircraft would have been in had such removed Engine or Part (as the case may be) not been installed on the Aircraft;

      (f)   Non-installed Engines

            ensure that, save in accordance with clause 13.3, no Engine is installed on any other aircraft, and that any Engine not installed on the Airframe is properly and safely stored in accordance with the manufacturer's recommendations, and kept free from Encumbrances other than Permitted Liens and that appropriate insurance cover is effected in respect of any Engine or Parts belonging to the Lessor which are not installed on the Airframe or any Engine;

      (g)   Nameplates

            within fourteen (14) days of the Delivery Date affix and maintain a fireproof nameplate in a reasonably prominent position on the flightdeck or cockpit of the Aircraft stating that the Aircraft is the property of the Lessor and will ensure that the same is not covered or painted over; and

      (h)   Alterations

            subject to the provisions of clause 13.4, procure that no modification to or change or alteration in the Aircraft is made which will have the effect of reducing the value or airworthiness of the Aircraft except as (i) necessary for compliance with the provisions of this Agreement or (ii) required by the manufacturer of the Aircraft or (iii) required by the Aviation Authority or ICAO.

13.2  Temporary Installation of engines and Parts

      The Lessee and any Permitted Air Carrier shall be entitled to install any engine on the Airframe or any Part on the Airframe or any Engine by way of substitution or replacement or renewal or mandatory modification notwithstanding that such installation is not in accordance with clause 13.1(d) if (a) there shall not have been available to the Lessee or, as the case may be, the Permitted Air Carrier at the time and in the place that such engine or Part was required to be installed on the Airframe or any Engine a substitute or replacement engine or Part complying with the requirements of clause 13.1(d), and (b) it would have resulted in an unreasonable disruption of the operation of the Aircraft and/or the business of the Lessee or, as the case may be, the Permitted Air Carrier to have grounded the Aircraft until such time as an engine or Part complying with the requirements of clause 13.1(d) became available for installation in the Airframe or any Engine, and (c) as soon as may be operationally and economically practicable after installation of the same on the Airframe or any Engine, and in any event on or prior to the date falling ninety (90) days after the date of installation of the same or, if earlier, prior to the date on which the Lessee re-delivers the Aircraft pursuant to clause 19 the Lessee or, as the case may be, the Permitted Air Carrier shall ensure that any such engine or Part not complying with the requirements of clause 13.1(d) is removed and replaced or substituted by an engine or Part complying with the requirements of clause 13.1(d).

13.3  Pooling and Installation of Parts and Engines on other aircraft

      (a) Notwithstanding anything in this Agreement to the contrary, the Lessee may and may allow any Permitted Air Carrier (for such period as may be permitted pursuant to the relevant agreement or arrangement) to lease, let on hire or charter or otherwise part with possession of an Engine or any Part (on terms conferring no more than a contractual right in personam against the Lessee, or the relevant Permitted Air Carrier but not rights against such Engine or relevant Part) pursuant to pooling agreements or arrangements to which the Lessee or the relevant Permitted Air Carrier is a party provided that such pooling agreements or arrangements conform to normal interchange or pooling arrangements customary in the airline industry involving solvent and responsible scheduled commercial air carriers, or the manufacturer's or suppliers of the Engines or Parts, and which do not contemplate transfer of title to the pooled Engine or relevant Part.

      (b) Notwithstanding anything in this Agreement to the contrary, the Lessee may and may allow any Permitted Air Carrier to:

            (i) install any of the Engines on an aircraft owned by the Lessee or the relevant Permitted Air Carrier (as the case may be) or leased or hired to the Lessee or the relevant Permitted Air Carrier, as the case may be, whereby the Lessee or the relevant Permitted Air Carrier (as the case may be) has full operational control of such aircraft or an aircraft purchased by the Lessee or the relevant Permitted Air Carrier (as the case may be) subject to a conditional sale agreement or subject to a charge or charges covering such aircraft, provided that the terms of any lease, conditional sale agreement or charge or charges provide that such Engines will remain subject to this Agreement free and clear of any rights of any other lessors, mortgagees or persons other than Permitted Liens; or

            (ii) install any Part belonging to the Lessor on an aircraft owned by the Lessee or the relevant Permitted Air Carrier (as the case may be) leased or hired to the Lessee or any relevant Permitted Air Carrier (as the case may be) on terms whereby the Lessee or any relevant Permitted Air Carrier (as the case may be) has full operational control of such aircraft or an aircraft purchased by the Lessee or the relevant Permitted Air Carrier (as the case may be) subject to a conditional sale agreement or subject to a charge or charges covering such aircraft, provided that the terms of any lease, conditional sale agreement or charge or charges provide that such Parts will remain subject to this Agreement free and clear of any rights of any other lessors, mortgagees or persons other than Permitted Liens.

13.4  Installation of Other Equipment

      Notwithstanding the provisions of clause 13.1(d), the Lessee may, or may permit any Permitted Air Carrier to, install audio visual entertainment, telephonic and other equipment in the Aircraft which does not comply with the requirements as to title thereto specified in clause 13.1(d) and remove such equipment so installed and the Lessee undertakes that upon installation of any such equipment it shall make, or procure that there is made, an entry in the Manuals and Technical Records to the effect that such equipment is then installed in the Aircraft and that upon termination of the Lease Period the Lessee shall if it wishes to do so or if it asked to do so by the Lessor at its own cost and expense, remove any part of or all of (as the Lessee shall in its absolute discretion determine) such equipment from the Aircraft and the Lessee shall after such removal restore the Aircraft to the same condition it was in immediately prior to any modification carried out in order to install such equipment. The Lessor shall not claim or acquire title to any such equipment other than equipment the Lessee chooses not to remove upon termination of the Lease Period and equipment purchased by the Lessor as contemplated by the remainder of this clause 13.4, and the rights of the owners therein shall not constitute a default under this Agreement. Upon the expiry of the Lease Period, the Lessor may offer to purchase any equipment referred to above at a price equal to the Lessee's actual cost (inclusive of evidenced design, labour and material costs) of such equipment, and the Lessee may accept or reject any such offer at its sole discretion. Any equipment referred to in the first sentence of this clause
      13.4 which is not removed by the Lessee or is purchased by the Lessor as contemplated above, prior to the return of the Aircraft to the Lessor at the end of the Lease Period, shall become the property of the Lessor, except for any such equipment which is leased by the Lessee and the owner of such equipment and the Lessor have agreed directly with each other that such equipment shall remain on the Aircraft.

14    Manuals and Technical Records

14.1 Throughout the Lease Period the Lessee shall ensure that there are kept accurate, complete and current records of all flights made by the Aircraft, and of all maintenance and repairs carried out to the Airframe and each Engine and Parts, and shall maintain all other records, logs and documents which are required to be maintained in respect of the Aircraft by the Aviation Authority, and shall allow the Lessor and/or its agents or representatives to examine such records at any reasonable time during normal business hours in the jurisdiction where such records are kept (or at any other time acceptable to both the Lessor and the Lessee) upon giving not less than ten (10) days written notice to the Lessee and provided no unreasonable interference or delay is caused to the Lessee's or any Permitted Air Carrier's operation, maintenance and use of the Aircraft. The costs of such examinations shall be paid by the Lessor.

14.2 The records, logs and documents so kept or maintained shall be kept and maintained in the English language and conform with the regulations from time to time in force of the Aviation Authority, and with the normal practices of the Lessee and shall disclose the whereabouts of all Engines and Parts not installed on the Airframe.

14.3 The records, logs and documents so kept or maintained shall be part of the Manuals and Technical Records and shall be the property of the Lessor and, at the end of the Lease Period, if the Aircraft is redelivered to the Lessor, the Lessee shall deliver the original Manuals and Technical Records to the Lessor, provided that the Lessee shall be entitled to take and retain copies thereof.

14.4 The Lessee shall (save as hereinafter provided) procure that all the Manuals and Technical Records are kept on the Aircraft or in its possession or in the possession of the relevant Permitted Air Carrier (save for any purpose specified in clause 12) and shall procure that no other person (other than a person entitled to have possession or control of the Aircraft under the terms of this Agreement) shall have possession of or control over the Manuals and Technical Records or any of them, except with the prior written consent of the Lessor (such consent not to be unreasonably withheld or delayed).

15    Title and Registration

15.1 The Lessee, at its sole cost and expense, shall use its reasonable endeavours to cause the Aircraft to be certified as to airworthiness by the Aviation Authority on a permanent basis in accordance with the laws of Norway or any Permitted Country (as the case may be) at all times during the Lease Period.

15.2 The Lessee, at its sole cost and expense, shall as soon as reasonably practicable after the Delivery Date and in any event no later than five
      (5) Banking Days following the Delivery Date cause the title of the Lessor to the Aircraft to be duly registered on a permanent basis and, to the extent permitted under the laws of Norway, at all times thereafter to remain duly registered in the Register of Aircraft in accordance with the laws of Norway, and, to the extent permitted under the laws of Norway, shall not register or allow the Aircraft to be registered in any other way or manner under the laws of Norway or any other country (provided that registration in accordance with the laws of Norway other than by way of registration of the title of the Lessor to the Aircraft shall not prejudice the Lessor's position as holder of title to the Aircraft), except in the event the Lessee either wishes to register the Aircraft in a different Permitted Country or sub-leases the Aircraft in any Permitted Country, in which event (provided that such registration will not prejudice the Lessor's position as holder of title to the Aircraft) the Lessee shall at its cost, to the extent permitted under the laws of such other Permitted Country, cause the title of the Lessor to the Aircraft to be duly registered or recorded in a way or manner similar to those described in this clause 15.2 under the laws of such Permitted Country, which registration or recordation, for the avoidance of doubt, shall extend only to the registration of the Lessor's interests as Owner of the Aircraft.

15.3 In the event that the Aircraft is returned to the Lessor pursuant to the terms of this Agreement, the Lessee shall if so requested by the Lessor, at the Lessee's own cost and expense, take all necessary steps to:

      (a) remove the registration of the Aircraft from any jurisdiction in which the Aircraft may be registered at such time;

      (b) obtain an export certificate of airworthiness for the Aircraft (if applicable) from the Aviation Authority; and

      (c) assist the Lessor or its designee(s), at the Lessor's cost, in securing such new registration of the Aircraft as may be determined by the Lessor, which assistance shall include, without limitation, preparation or provision of documents necessary to be obtained from the Lessee in connection with such new registration.

16    Insurance

16.1 On or before Delivery and until the Aircraft has been returned to the Lessor pursuant to clause 19 or title has been transferred to the Lessee, the Lessee shall obtain, maintain and keep in full force and effect with Polygon Insurance Company Limited insurance with respect to the Aircraft complying with the requirements of this clause 16.

16.2 Until the Aircraft has been returned to the Lessor pursuant to clause 19 or title has been transferred to the Lessee, the Lessee shall comply with all legal requirements as to the insurance of the Aircraft which may from time be imposed by the laws of the State of Registration.

16.3 The Lessee shall pay or shall procure the payment of the premiums (or instalments thereof) as required by the terms of the policies relating to the Insurances.

16.4 The Lessee shall not create or permit to exist any Encumbrance other than Permitted Liens over the Insurances, or its interest therein, save as expressly permitted by this Agreement.

16.5  (a)   The Lessee shall obtain and maintain:

            (i) "All-Risks" hull insurance on the Aircraft including all flights, taxiing and ground risks in such amount in Dollars as is equal to the Agreed Value of the Aircraft as at the time the insurance is placed or renewed. The deductible in respect of such insurance shall not exceed $2,000,000.

            (ii) "All-Risks" (including War and Allied Risks except when on the ground or in transit other than by air) property insurance on Engines, Parts, components or spares when not installed on the Aircraft on an "Agreed Value" basis for their full replacement value and including engine test and running risks. The deductible in respect of such insurance shall not exceed $1,000,000 each and every loss.

            (iii) "War Risks" hull insurance to the extent available as detailed in the War, Hijacking and Other Perils Exclusion Article AVN48B or any modification or substitution thereof for the time being in force but excluding confiscation by the governments of the Scandinavian Countries, in such amount in Dollars as is equal to the Agreed Value of the Aircraft as at the time the insurance is placed or renewed.

      (b) The insurances required under clause 16.5(a) shall be provided on an agreed value basis, and the policies shall be endorsed to include paragraph 1 of AVN67A, with the Lessor, inter alia, named as a Contract Party in AVN67A.

      (c) The original certificate of insurance issued by the relevant brokers shall confirm, in the event of separate insurances being arranged to cover the "All-Risks" hull insurance and the "War Risks" and related insurance, that the underwriters subscribing to such insurance have agreed in the terms of AVS 103 (or equivalent) that in the event of any dispute as to whether a claim is covered by the "All Risks" or "War Risks" policy, such claim be settled on a 50/50 claim funding basis.

16.6  (a)   The Lessee shall obtain and maintain, in a form which complies with the current market standard, aircraft third party, passenger, baggage, cargo, mail and airline general third party liability and products liability insurance coverage (including AV52) for a combined single limit (bodily injury or property damage) of $500,000,000 for any one accident.

      (b) The policies evidencing the insurances required under clause 16.6(a) shall be endorsed to include paragraph 2 of AVN67A, with the Lessor, inter alia, named as a Contract Party in AVN67A.

16.7  (a)   The policies evidencing the insurances required under clause 16.5 and clause 16.6 shall:

            (i)   specifically reference this Agreement;

            (ii) provide for worldwide coverage (subject only to such exceptions as may be customary and generally applicable in the aviation insurance industry with respect to the geographical scope of the hull, war and allied risks insurances for aircraft of the same type as the Aircraft); and

            (iii) be endorsed to include paragraph 3 of AVN67A with the Lessor
                  (inter alia) named as a Contract Party in AVN67A.

16.8 The Lessor shall be entitled, after the expiry or termination of the Lease Period, to require the Lessee at the Lessee's expense to effect and to maintain insurance, if available, with respect to its liability under the indemnities set forth in clause 9.1(a) for such period (which shall not exceed two (2) years from the date of such expiry or termination) as the Lessor may reasonably require such insurance to provide for the Lessor to be named as additional insured thereunder to the extent of its interests under the said indemnities, and the obligation of the Lessee to effect the same to continue notwithstanding the Lessee ceasing to be the user or operator of the Aircraft and the Lessor ceasing to be the owner of the Aircraft.

16.9 The Lessor shall be entitled to take out and maintain, at the Lessor's cost, additional insurance relating to the Aircraft, provided that such insurance does not or may not prejudice any insurances required to be maintained under this Agreement or recovery thereunder.

16.10 Any reference in this clause 16 to clauses from AVN67A shall be deemed to have such clauses incorporated herein by reference and become a part of this Agreement. Such clause shall be effective notwithstanding any changes made to AVN67A or in the event AVN67A becomes obsolete or superseded by any successor endorsement provisions, unless the Lessor and the Lessee shall have entered into a written agreement amending this clause 16 to provide for appropriate revisions regarding such successor endorsement provisions.

17    Loss and Damage

17.1 Throughout the Lease Period the Lessee shall bear the full risk of any loss, destruction, hi-jacking, theft, condemnation, confiscation, seizure or requisition of or damage to the Aircraft and of any other occurrence of whatever kind which shall deprive the Lessee or the operator of the Aircraft for the time being of the use, possession or enjoyment thereof.

17.2  (a)   The Lessee shall give the Lessor immediate (and, in any event, within seven (7) days after such occurrence) notice in writing of any such occurrence as is referred to in clause 17.1 (other than repairable damage the likely cost of rectification of which will not exceed in aggregate Two million Dollars ($2,000,000), or in relation to any Engine One million Dollars ($1,000,000)) or any other occurrence of whatever kind which shall deprive the Lessee or the operator of the Aircraft for the time being of the use, possession or enjoyment thereof.

      (b) The Lessee shall supply to the Lessor all necessary information, documentation and assistance which may reasonably be required by the Lessor in connection with making any claim under the Insurances.

17.3  (a)   If the Aircraft shall become a Total Loss during the Lease Period, the Lessee shall pay, or procure that the insurers pay, to the Lessor being loss payee under the Insurances on the date insurance proceeds are paid in full but in any case within ninety (90) days
            (or such longer period as may be agreed) of the date on which the Total Loss occurred, the Agreed Value as at the date of payment thereof together with all amounts of Rent and any other amounts then due and payable under the Lessee Documents. If the Lessor receives any monies paid pursuant to the Insurances in excess of the Agreed
            Value it shall immediately pay such excess to the Lessee.

      (b) For the purposes of this Agreement a Total Loss shall be deemed to have occurred:

            (i) in the case of an actual total loss, at noon (London time) on the actual date the Aircraft was lost or, if such date is not known, noon (London time) on the day on which the Aircraft was last heard of;

            (ii)  in the case of any of the events described in sub-paragraph
                  (a) of the definition of Total Loss (other than an actual total loss), upon the date that notice claiming the loss of the Aircraft is given to the relevant insurers, unless the insurers do not forthwith admit such claim, when such Total Loss shall be deemed to have occurred at the date and time at which either a total loss is subsequently admitted by the insurers or a competent court or arbitration tribunal issues a judgment to the effect that a total loss has occurred;

            (iii) in the case of any of the events described in sub-paragraph
                  (b) of the definition of Total Loss, upon the date of occurrence of such destruction, damage or cessation;

            (iv) in the case of Compulsory Acquisition, upon the date upon which the relevant requisition of title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation or confiscation occurs; and

            (v)   in the case of any of the events described in sub-paragraph
                  (d) of the definition of Total Loss, upon the expiry of the period of ninety (90) days referred to in such sub-paragraph
                  (d) after the date upon which the relevant hijacking, theft, condemnation, confiscation, capture, detention, seizure or requisition for use or hire occurred.

17.4 SAS BV shall continue to pay Rent on the days and in the amounts required under this Agreement notwithstanding any Total Loss Provided Always that no further instalments of Rent shall become due after the date on which all sums due under clause 17.3(a) shall have been paid in full, and on such date the Lease Period shall terminate and the Lessor shall assign to the Lessee or its nominee all claims against third parties relating to the Aircraft arising from the Total Loss.

17.5 In the event of repairable damage to the Aircraft or any of the Engines, or an Engine Loss all insurance moneys which may be payable by the insurers of the Aircraft shall be paid to the Lessee who shall be obliged to ensure that such damage shall (if it has not already) be made good or repaired or put in hand for repair or, in the case of an Engine Loss, the Lessee shall utilise the relevant insurance moneys in payment of the purchase price of a replacement Engine Provided always that if a Relevant Event has occurred and is continuing, the Lessor shall be entitled, as loss payee under the Insurances, to receive any insurance moneys and such insurance moneys may be applied in or towards settlement of any amounts owing by the Lessee or SAS BV to the Lessor under any Lessee Document.

17.6 In the event of repairable damage to the Aircraft or any of the Engines, or an Engine Loss, and if the insurance moneys paid in respect thereof are insufficient to pay the cost or estimated cost of making good or repairing such damage or the cost of purchasing a replacement Engine, the Lessee will pay the deficiency.

17.7  Replacement Engine(s)

      Upon the occurrence of an Engine Loss under circumstances in which there has not also occurred a Total Loss, the Lessee shall give the Lessor written notice promptly after becoming aware thereof and shall, within sixty (60) days after the occurrence of such Engine Loss, convey or cause to be conveyed to the Lessor, as replacement for such Engine, title, free and clear of all Encumbrances other than Permitted Liens, to a Replacement Engine. Prior to or at the time of any such conveyance, the Lessee will
      (a) furnish the Lessor with a bill of sale with respect to such Replacement Engine and (b) take such other actions and furnish such other certificates and documents as the Lessor may reasonably require in order to ensure that the Replacement Engine is duly and properly conveyed to the Lessor and leased to the Lessee to the same extent as the Engine replaced thereby and leased hereunder. For all purposes hereof such engine shall, after such transfer, be deemed part of the property leased hereunder and shall be deemed an "Engine" as defined herein. Upon full compliance by the Lessee with the terms of this clause 17.7, the lease hereunder of the replaced Engine with respect to which such Engine Loss occurred shall cease and title to such Engine shall thereupon vest in the Lessee or the Lessee's nominee free and clear of all rights of the Lessor and any Lessor's Liens. No Engine Loss with respect to any Engine which is replaced in accordance with the provisions of this clause 17.7 shall result in any increase or decrease of Rent or the Agreed Value.

18    Requisition

18.1 If the Aircraft is requisitioned for hire by any governmental or other competent authority during the Lease Period then, unless and until the Aircraft becomes a Total Loss following such requisition and the Lessee shall have made payment of all sums due pursuant to clause 17.3(a), the lease of the Aircraft to the Lessee under this Agreement shall continue in full force and effect (subject always to the provisions of clause 21) for the remainder of the Lease Term and the Lessee and, subject to clause 7.3, SAS BV shall remain fully responsible for the due compliance with all their respective obligations under this Agreement other than such obligations which the Lessee is unable to comply with solely by virtue of such requisition.

18.2 If the Lessee and SAS BV shall duly comply with all their respective obligations under this Agreement, save as mentioned in clause 18.1, the Lessee shall, during the Lease Period, be entitled to all requisition hire paid to the Lessor or to the Lessee on account of such requisition.

18.3 The Lessee shall, as soon as practicable after the end of any requisition for hire, cause the Aircraft to be put into the condition required by this Agreement, and where that requisition shall end after the expiry or termination of the Lease Term, the Lessee shall, as soon as practicable, cause the Aircraft to be put into the redelivery condition required by clause 19, allowance being made for fair wear and tear in respect of the period from the expiry or termination of the Lease Term.

18.4 The Lessee shall be entitled to all compensation payable in respect of any change in the structure, state or condition of the Aircraft arising during the period of requisition for hire. The Lessee shall apply such compensation in or towards the cost of complying with its obligation under clause 18.3, provided always that if a Relevant Event has occurred and is continuing, the Lessor shall be entitled to receive and apply such compensation in or towards settlement of any amounts owing by the Lessee under any Lessee Document.

18.5 Should the Aircraft be under requisition for hire at the end of the Lease Term the lease of the Aircraft under this Agreement shall be extended to the earlier of the date (the "Extended Date") falling ninety (90) days after the date of expiration of the Lease Term and the date the Aircraft is released from such requisition for hire, and all the provisions of this Agreement shall remain in full force and effect, save that the rate of Rent payable by SAS BV during such extension shall be equal to the rate of Rent payable by SAS BV under this Agreement immediately prior to the expiration of the Lease Term. If the Aircraft remains under requisition for hire at the Extended Date the Aircraft shall be deemed to be a Total Loss, and the provisions of this Agreement relating to a Total Loss shall apply. Upon receipt by the Lessor of the Agreed Value and all other amounts due and payable to the Lessor under the Lessee Documents in the circumstances contemplated in this clause 18.5, the Lessor shall transfer to the Lessee such title to the Aircraft as the Lessor received pursuant to the Aircraft Purchase Agreement, free of all Lessor's Liens, and the Lessor shall, at the Lessee's cost, do such acts and things as the Lessee may reasonably require to ensure that title so vests in the Lessee.

19    Redelivery

19.1 At the end of the Lease Period (other than following a Total Loss) the Lessee at its own expense shall redeliver the Aircraft to the Lessor at the Redelivery Location, and the Lessee shall, at the Lessee's cost, de-register the Aircraft from the Aviation Authority and procure the issue of an export certificate of airworthiness in respect of the Aircraft. All other costs in connection with the export of the Aircraft from the State of Registration and any re-registration of the Aircraft shall be borne by the Lessor, provided that the Lessee shall, at the Lessor's cost, provide such assistance as the Lessor may reasonable require.

19.2  On redelivery:

      (a) the condition of the Aircraft and the Manuals and Technical Records shall be such as to demonstrate that the Lessee has in all respects complied with the obligations on its part contained in clause 13;

      (b) the Aircraft shall be in as good operating condition as when delivered under this Agreement to the Lessee, ordinary wear and tear excepted, and free of corrosion unless such corrosion is within permitted limits as defined in the manufacturer's structural repair manual;

      (c) the Aircraft (i) shall have completed, immediately prior to redelivery, the next scheduled "C" check (or its equivalent) including all tasks required for a full "C" check, and which should include the next scheduled "SC" check (or its equivalent), provided however that such "SC" check (or its equivalent) is not an "S4C" check, and shall be at least equivalent in workscope to the systems, zonal and structures tasks for the respective "C" and "SC" checks in the Boeing Maintenance Planning Data Document ("MPD") under the Lessee's Approved Maintenance Programme and (ii) at redelivery shall have at least half time remaining until its next most comprehensive basic overhaul ("S4C" check) under the Approved Maintenance Programme; provided, however, that the Lessee may comply with clause
            (ii) above if (A) the Airframe has less than half time but more than quarter time, remaining until such next basic overhaul and (B) the Lessee pays to the Lessor the amount equal to (i) the average of the quotations of the cost of performing an "S4C" check on a Boeing 767-300ER aircraft of similar age as the Aircraft obtained from three third party providers of "S4C" checks of Boeing 767-300ER aircraft, one such third party provider being chosen by the Lessor, one being chosen by the Lessee and the third being acceptable to each of the Lessor and the Lessee (each acting reasonably), divided by (ii) the number of Flight Hours which a Boeing 767-300ER aircraft is scheduled under the Lessee's Approved Maintenance Programme to operate between one "S4C" check and the immediately following "S4C" check, for each Flight Hour less than half time remaining to such next basic overhaul;

      (d) with respect to the Aircraft, the nose and the main landing gears (the "landing gear") shall be half time (currently 9,000 Cycles) from overhaul. In no circumstance will landing gears be returned with less than quarter time remaining provided, however, that the Lessee may comply with this clause 19.1(d) if the landing gear has less than half time (currently 9,000 Cycles) remaining from the previous overhaul until the next overhaul the Lessee by paying to the Lessor $6.25 for each Cycle less than half time (currently 9,000 Cycles) remaining to such next overhaul;

      (e)   the APU shall be fresh from overhaul;

      (f) each Engine will be returned "half time" (which, for the purpose of this clause 19.2(f) shall mean the mean time of the Lessee's operated PW4060 engines between scheduled shop level repairs under the Lessee's Approved Maintenance Programme). In no circumstance will any Engine be returned with less than quarter time remaining (for the purpose of this clause 19.2(f) "quarter time" shall mean one half of half time). Each Engine will be within the manufacturer's EGT margins and all other parameters in accordance with the performance test in the manufacturer's manual or other comparable test as agreed to by the Lessor using temperature corrected charts, provided however that such tests shall be made on-wing using on-wing limitations. Each Engine's trend analysis will not have exhibited any negative deterioration. If an Engine has less than half time but more than quarter time, remaining until the next scheduled removal the Lessee shall pay to the Lessor One hundred and twenty five Dollars ($125) (adjusted for inflation between the date of this Agreement and the time of any such payment in accordance with the producer price index maintained by Denmark) for each Flight Hour less than half time remaining to the next scheduled removal in respect of such Engine;

      (g) there shall be a current Certificate of Airworthiness and, if required by the Lessor, an Export Certificate of Airworthiness issued in respect of the Aircraft by the Aviation Authority in the public transport category (passenger) and such current certificates of maintenance, review and release to service issued as shall allow the Aircraft to be used for the public transport of passengers or cargo under the regulations of the Aviation Authority;

      (h) all airworthiness directives and mandatory orders affecting the Aircraft issued by the Aviation Authority which require compliance prior to the date falling six (6) months (or the equivalent number of Flight Hours and Cycles based on the previous twelve (12) months of operation) after the last day of the Lease Period shall have been complied with, provided that (i) appropriate modification kits are available from the manufacturer concerned on or prior to the last day of the Lease Period, and (ii) such airworthiness directive or mandatory order is issued by the Aviation Authority not later than thirty (30) days prior to the re-delivery, provided that, for the purpose of this paragraph (h), any waiver, deviation or time extension obtained by the Lessee (or any Permitted Air Carrier) from the Aviation Authority and/or any other Government Entity shall be disregarded;

      (i) the Aircraft shall be free and clear of all Encumbrances other than Lessor's Liens;

      (j) the livery, insignia and markings of the Lessee (or any Permitted Air Carrier) shall have been removed from the Aircraft which shall be repainted, using the same quality of paint as the Lessee uses on other

            Boeing 767-300ER aircraft in its fleet, at the Lessee's cost in the same colour as the surrounding area and in a workmanlike manner to produce a uniform appearance and the Lessee shall prepare the Aircraft for such repainting by restoring aerodynamic sealer to any area of stripped paint and wing, and horizontal stabilizer surfaces that are painted shall be touched-up as required wherever paint has peeled away or is otherwise worn out or missing, including control surfaces not requiring balancing due to painting;

      (k) the Aircraft exterior shall be washed, the interior shall be clean by international commercial airline standards, the cockpit instrument panels shall be repainted as required if worn beyond normal wear and tear and placards shall be replaced as required;

      (l) all equipment, parts, components, accessories and loose equipment shall be functioning in accordance with its intended use;

      (m) the Lessee shall have strictly adhered to the Boeing Corrosion Prevention and Control Programme ("CPCP"), or in the event that Boeing has not established a CPCP for the Boeing 767 aircraft, then the Lessee shall have strictly adhered to corrosion prevention and treatment programme in accordance with the Approved Maintenance Programme;

      (n) the Aircraft, except as otherwise provided in this Agreement or as consented to by the Lessor, shall be in the same configuration (including, but not limited to, interior seating configuration, the location of galleys and lavatories) as when the Aircraft was originally delivered to the Lessee hereunder;

      (o) neither the Aircraft nor any Engine shall have any open, deferred or placarded maintenance items or watch items, nor shall they have any time extensions, and the Aircraft and Engines shall comply with the operation specifications of the Lessee without waiver or exceptions; and

      (p) all repairs accomplished during the Lease Term of a temporary or interim nature, including repairs using blind fasteners and those requiring repetitive inspections or future upgrading, shall be upgraded to a permanent repair and all external doublers (scab patches) shall, if more than one doubler is located on adjacent skin panels, be replaced with flush repairs (unless such doubler is due to a service bulletin accomplishment), all in accordance with the applicable manufacturer's maintenance manual, structural repair manual, or other Aviation Authority approved data.

19.3 Immediately prior to re-delivery of the Aircraft, the Lessee shall, if the Lessor so requests in writing, make the Aircraft and the Manuals and Technical Records available to the Lessor for inspection during normal business hours in the jurisdiction in which the Manuals and Technical Records are located in order to verify that the condition of the Aircraft complies with the provisions hereof. The period allowed for such inspection shall have such duration as to permit the conduct by the Lessor of the following:

      (a)   inspection of the Manuals and Technical Records;

      (b) inspection of the Aircraft, Engines and Parts and the performance of a full cold and hot section borescope and isotope inspection of the Engines (the borescope inspections shall be performed by a representative of the Lessor and at the expense of the Lessor in the presence of a representative of the Lessee as observer). Any additional Engine checks and tests including, without limitation, engine power checks shall be performed at the cost of the Lessee;

      (c) the opening or removal of panels as reasonably required by the Lessor, including access to all compartments and bays that are accessible through access doors and all other compartments and bays that are opened during the "C" Check (or its equivalent), provided however that the Lessor agrees that the inspections referred to in this paragraph (c) shall be conducted during the "C" Check (or its equivalent) which is to be performed by the Lessee pursuant to clause 19.2(c) if (i) the Lessee shall have given the Lessor not less than ten (10) days advance notice of the time and location for the performance of such "C" Check (or its equivalent), as the case may be, and (ii) the Lessor shall be given the opportunity during such "C" Check (or its equivalent) to conduct all activities necessary to verify that the Aircraft complies with the requirements of this clause 19.2; and

      (d) if requested by the Lessor, and at the Lessee's expense, a two (2) hour test flight by the Lessee with a maximum of two (2) representatives of the Lessor as observer on board, who will determine, in co-operation with the flight crew of the Aircraft, which systems will be operated. The Lessee shall be responsible for all expenses associated with such flight test and the Lessee shall arrange the necessary crews and fuel. All discrepancies found during the flight test which are determined not to have been in compliance with the limits set out in the Lessee's Aviation Authority approved maintenance manual shall be corrected at the Lessee's expense.

19.4 If on redelivery the Aircraft (including the Manuals and Technical Records) shall not be in the condition required by clause 19.2 as shall be determined during the inspections and the test flight described in clause 19.3, the Lessor shall be entitled to require the Lessee at the Lessee's expense to rectify any defects or deficiencies in the Aircraft when it is redelivered, and the Lessee shall promptly (in any event, no later than thirty (30) days after being requested to do so) comply with any such requirement. To the extent that such rectification extends beyond the Lease Term, the Lessor may after consultation and with the agreement of the Lessee (a) remedy such defects and deficiencies and recover on demand from the Lessee the costs so incurred, together with interest at the Relevant Rate of Interest from the date of expenditure by the Lessor of the relevant cost until the date of recovery thereof from the Lessee (both before and after any relevant judgment), or (b) continue the Lease Period on a day-to-day basis until such non-compliance is rectified by the Lessee with Rent being payable by SAS BV on a day-to-day basis at the rate at which Rent was payable at the date on which redelivery would otherwise have occurred.

19.5 Upon redelivery of the Aircraft, if requested by the Lessor by not less than thirty (30) days prior written notice, the Lessee agrees to provide at the Lessee's cost storage, storage maintenance and storage facilities for the Aircraft at a storage location selected by the Lessee for a period of up to ninety (90) days or such longer period as may be agreed between the Lessor and the Lessee. During any such period of storage the Aircraft shall be at the risk of the Lessor and the Lessor shall be responsible for the insurance of the Aircraft although the Lessee will, if requested to do so, co-operate with the Lessor in procuring insurance for the Aircraft during such period satisfactory to the Lessor. The Lessor shall be responsible for the cost of correcting any discrepancies discovered during such storage and the cost of complying with any airworthiness directive issued during the period of such storage and the cost of any other work requested by the Lessor which the Lessee agrees to perform.

19.6 Any other matters relating to the re-delivery of the Aircraft shall be resolved between the Lessee and the Lessor following discussions between them provided that any additional requirements (including, without limitation, any redelivery/ferry flight required by the Lessor once the Aircraft has been redelivered at the Delivery Location (excluding any flight to a storage location)) shall be for the cost of the Lessor.

19.7 In the event of any dispute between the Lessor and the Lessee regarding any matter contained within this clause 19 the dispute shall be resolved by three experienced and internationally recognised independent aircraft technical consultants, one of which shall be chosen by the Lessor, one by the Lessee and one by the mutual consent of the former two technical consultants (provided that, if either party shall fail to appoint technical consultants within thirty (30) days after a written request to do so by the other party then the second technical consultant shall be chosen by the technical consultant chosen by the other party) who shall inspect the Aircraft at the Redelivery Location (or such other location at which the Aircraft may be situated at the relevant time) with a view to preparing a report to be delivered to each of the Lessee and the Lessor at the same time within five (5) Banking days following the completion of such inspection and setting out the findings and conclusions of the said aircraft technical consultants regarding the matter in dispute and containing an opinion as to which party is liable and in what amount such party is liable to the other party. Each party to this Agreement agrees to be bound by the findings in such report. The costs of obtaining such report and the related inspection shall be borne by the Lessee if the aircraft technical consultants determine that the Aircraft is not in the redelivery condition required by this clause 19 but if the

      Aircraft is in the condition required the Lessor shall be responsible for such costs.

19.8 For the purpose of determining whether or not the Aircraft is being tendered for re-delivery in a condition which complies or fails to comply with the requirements of this clause 19 the parties agree that the Lessee's Approved Maintenance Programme shall be used to establish any benchmark tests by reference to which the state and condition of the Aircraft should be ascertained by the independent aircraft technical consultants pursuant to clause 19.7.

19.9 At or upon the return of the Aircraft pursuant to clause 19.1, the Lessee shall deliver to the Lessor, at no cost to the Lessor, all service bulletin kits furnished without charge by a manufacturer for installation on the Aircraft which have not been installed together with appropriate instructions for installation provided with such kits. In the event such service bulletin or modifications kits were purchased or manufactured by the Lessee and have not yet been installed by the Lessee, then the Lessee shall provide, and the Lessor shall have the option to purchase, such kits at the Lessor's actual cost for a period of one hundred and eighty (180) days after re-delivery of the Aircraft, subject to availability.

19.10 The Lessee agrees to sell to the Lessor, within ninety (90) days following receipt by the Lessee of written notice from the Lessor given on or prior to the last day of the Lease Period, up to three ship-sets of galley inserts and/or cargo containers suitable for use on the Aircraft, and the Lessor agrees that the price of such galley inserts and/or cargo containers payable by the Lessor shall be the actual cost of the same to the Lessee, plus all Taxes levied or imposed on or in connection with such sale.

20    Termination Events

20.1 Each of the following events or circumstances shall constitute a Termination Event:

      (a) SAS BV fails to make any payment of Rent or other payment referred to in clause 7.3 payable by it under this Agreement within two (2) Banking Days or the Lessee shall fail to make payment of any other amount due and payable by the Lessee under this Agreement or any other Lessee Document, within seven (7) Banking Days, in either case (unless the Lessor is prohibited from giving any notice by applicable law) after written notice of non-payment has been received by the Lessee; or

      (b) the Insurances are not obtained and maintained in full force and effect in accordance with the provisions of clause 16 provided that, at any time the Aircraft is under requisition for hire, any invalidation of the Insurances resulting from such requisition shall not constitute a Termination Event if, for so long as, a Government Entity has issued indemnities in respect of the Aircraft satisfactory to the Lessor; or

      (c) the Lessee commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by it under any Lessee Document (other than those referred to in clauses 20.1(a) and (b) above) which failure could in the reasonable opinion of the Lessor materially and adversely affect the rights or interests of the Lessor hereunder or in any other Lessee Document or in the Aircraft and, in respect of any such breach or omission which in the reasonable opinion of the Lessor is capable of remedy, such action as the Lessor may reasonably require shall not have been taken within thirty (30) days of the Lessor notifying the Lessee in writing of such default and of such required action unless the failure has been waived or excused by the Lessor, provided, however, that if the Lessee shall have undertaken to cure any such failure relating to maintenance, service, repair or overhaul and, notwithstanding the reasonable diligence of the Lessee in attempting to cure such failure, such failure is not cured within the said thirty (30) day period but is curable with further due diligence within the next sixty (60) days, there shall exist no Termination Event so long as the Lessee is proceeding with due diligence to cure such failure and provided that such failure is cured within such additional sixty (60) day period and provided further that there exists no likelihood of the sale, forfeiture or loss of the Aircraft or any Engine or Part thereof; or

      (d) any representation or warranty made or deemed to be made or repeated by the Lessee or SAS BV in or pursuant to this Agreement is or proves to have been incorrect and such incorrectness is likely to have a material adverse effect on the ability of the Lessee or SAS BV to perform its obligations under this Agreement or could materially and adversely affect the rights, interest and position of the Lessor in the Aircraft and the Lessee or SAS BV (as applicable) is unable to remedy the incorrect representation or warranty within thirty (30) days of the Lessor notifying the Lessee and SAS BV in writing of such incorrectness and specifying the action to be taken by the Lessee or SAS BV (as applicable) to remedy such incorrectness; or

      (e) the Lessee or SAS BV suspends payment of its debts as they fall due or becomes insolvent or unable to pay its debts or admits inability to pay its debts as they fall due or proposes or enters into any composition or other arrangement for the benefit of its creditors generally or any class of creditors or proceedings are commenced in relation to the Lessee or SAS BV under any law, regulation or procedure relating to reconstruction or readjustment of debts under any jurisdiction or with any Government Entity; or

      (f) the Lessee or SAS BV takes any action or any legal proceedings are started in any jurisdiction or with any Government Entity for (i) the Lessee or SAS BV to be adjudicated or found bankrupt or insolvent, (ii) the winding-up or dissolution of the Lessee or SAS BV (other than in respect of any amalgamation or reorganisation not arising out of insolvency), (iii) the appointment of a liquidator, trustee, receiver, or similar officer of the Lessee or SAS BV of the whole or any part of its undertaking, assets, rights or revenues, or (iv) the judicial protection of the Lessee or SAS BV from its creditors (not, in any such case, being action or legal proceedings that the Lessee or, as the case may be, SAS BV can demonstrate are frivolous, vexatious or an abuse of the process of the court or which the Lessee or, as the case may be, SAS BV discharges within thirty (30) days of the Lessor becoming aware of the same or which the Lessee or, as the case may be, SAS BV is contesting in good faith and by appropriate proceedings); or

      (g) save where the relevant circumstance constitutes a Total Loss, the Aircraft is arrested, confiscated, seized, taken in execution, impounded, forfeited or detained in exercise or purported exercise of any possessory lien or other claim and the Lessee fails to procure the release of the Aircraft within thirty (30) days (except as a consequence of any of (i) the existence of a Lessor's Lien, or
            (ii) a breach by the Lessor of the provisions of clause 6.1 or clause 6.2); or

      (h) the registration of the Aircraft in accordance with the provisions of clause 15.2 is cancelled otherwise than (i) in connection with the re-registration of the Aircraft upon the commencement or termination of a sub-lease of the Aircraft permitted under the provisions of clause 12.2(c), or (ii) as a result of the occurrence of a Total Loss or (iii) as a result of any act or omission of the Lessor not arising out of a breach by the Lessee of its obligations under this Agreement or any other Lessee Document or at the request of the Lessee; or

      (i) the validity or enforceability of any of the Lessee Documents shall at any time and for any reason be contested by any party thereto (other than the Lessor), or if any such party shall deny that it has any, or any further, liability thereunder or shall otherwise repudiate any of the Lessee Documents.

21    Lessor's Rights Following a Termination Event

21.1 At any time after the occurrence of any Termination Event (and provided that the same is continuing) the Lessor may, by notice (except in the case where any such notice is prohibited by law) to the Lessee:

      (a) proceed by appropriate court action to enforce performance by the Lessee and/or SAS BV of the applicable covenants and provisions of this Agreement or to recover damages for the breach thereof; and/or

      (b) terminate the Lease Period with respect to the Aircraft (including, without limitation, the termination of any sub-lease) on the termination date specified in such notice and retake possession of the Aircraft, and the Lessee agrees that the Lessor may for this purpose enter upon any premises where the Aircraft or any part thereof may be located, and the Lessee or (in the case of amounts for which SAS BV is liable in accordance with clause 7.3) SAS BV shall pay to the Lessor forthwith upon such termination such sum as shall equal the aggregate of:

            (i) all amounts (including Rent) due under the Lessee Documents as of the date of termination of the Lease Period as shall be payable and remain outstanding; and

            (ii) all losses incurred by the Lessor in connection with such termination including, without prejudice to the generality of the foregoing, all costs and expenses so incurred in recovering possession of the Aircraft, in moving the Aircraft to the Redelivery Location and in carrying out any works or modifications required to bring the Aircraft up to the condition specified in clause 19.2.

21.2 If the Lessee fails to comply with any of its obligations under any Lessee Document the Lessor may upon giving the Lessee written notice of its intention to do so, without being in any way obliged so to do, or responsible for so doing, and without prejudice to the ability of the Lessor to treat that non-compliance as a Termination Event, effect compliance on the Lessee's behalf, and if the Lessor incurs any expenditure in effecting such compliance the Lessor shall be entitled (without prejudice to clause 21.1) to recover such expenditure from the Lessee together with interest thereon at the Relevant Rate of Interest from the date on which such expenditure is incurred by the Lessor until the date of reimbursement thereof by the Lessee (both before and after any relevant judgment).

21.3 The rights and remedies of the Lessor provided in this Agreement are cumulative and are not exclusive of any rights and remedies provided by law.

22    Notices

22.1 Every notice, request, demand or other communication under this Agreement shall be in writing delivered personally or by first class prepaid letter (airmail if available) or facsimile transmission addressed as follows:

      (a)   be sent:

            (i)   to the Lessor to:-

                  CIT Leasing (Bermuda), Ltd.
                  Clarendon House
                  2 Church Street
                  Hamilton
                  Bermuda

                  Fax:        (1) 809-292-4720
                  (Attention: The Secretary)

                  with a copy to:-

                  The CIT Group/Equipment Financing, Inc.
                  1211 Avenue of the Americas
                  New York
                  N.Y. 10036

                  Phone:      (1) 212-536-9490
                  Fax:        (1) 212-536-1388
                  Attention:  General Counsel

            (ii)  to the Lessee to:-

                  Scandinavian Airlines System,
                  SAS Finance (Dept. STOUY),
                  Frosundaviks Alle 1,
                  S-161 87 Stockholm,
                  Sweden

                  Fax:        46 8 85 58 76
                  Attention:  SAS Finance

            (iii) to SAS BV to:-

                  Regentlaan 45
                  1000 Brussels
                  Belgium

                  Fax:        322 514 5714
                  Attention   Managing Director

                  with a copy to the Lessee

      or to such other address or facsimile number as is notified by one party to the other under this Agreement. Save as otherwise expressly provided in this Agreement, a notice, request, demand or other communication shall be deemed to have been received, in the case of a letter, when personally delivered or five (5) days after it has been put in the post or, in the case of a telefax, on electronic confirmation by the recipient of actual receipt or, if earlier, on actual or deemed receipt by the recipient of a confirmatory letter.

22.2 All documents, notices, communications, evidence, reports, opinions and other documents given or to be given under this Agreement, unless made in the English language, shall (unless expressly provided to the contrary) be accompanied by an English translation and the English version of all such documents, notices, communications, evidence, reports, opinions and other documents shall, to the extent permitted by applicable law, govern in the event of any conflict with the non-English version thereof.

23    Assignment

23.1 Neither the Lessee nor SAS BV may assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the Lessor (such consent not to be unreasonably withheld or delayed).

23.2  (a)   Save for, and pursuant to, the Assignment and the Mortgage, the
            Lessor may not assign or otherwise transfer any or all of its rights, benefits or obligations under or pursuant to any Lessee
            Document without the prior written consent of the Lessee (such consent not to be unreasonably withheld or delayed), other than to:-

            (i) in the case of an assignment or transfer of all the Lessor's rights and obligations under the Lessee Documents, an Affiliate of the Lessor, provided that (if such Affiliate has, or has at any time in the twelve (12) month period immediately preceding the proposed date of such assignment or transfer had, a tangible net worth of less than $50,000,000) such assignment or transfer shall be conditional upon the receipt by the Lessee of a guarantee issued by the Parent of all such Affiliate's obligations to the Lessee in the same form (mutatis mutandis) as the Guarantee (unless such Affiliate's obligations are covered by the Guarantee), and (if a new guarantee is to be provided) a legal opinion obtained at the cost of the Lessor in form and substance reasonably satisfactory to the Lessee in respect of such guarantee and assignment and transfer; or

            (ii) in the case of an assignment or transfer of all the Lessor's rights and obligations under the Lessee Documents, a person:-

                  (1) who has and had at all times during the twelve (12) month period immediately preceding such proposed assignment or transfer, a net worth of not less than $50,000,000; and

                  (2) who is not a commercial airline in competition with the Lessee; and

                  (3) who is constituted by no more than four persons provided however that one person shall have full power and authority, as agent, to take any and all actions of the Lessor contemplated or permitted by any of the Lessee Documents, including, without limitation, the grant of consents or waivers thereunder; and

                  (4) who, in the case of any transfer or assignment of rights which is not accompanied by the assignment or transfer of all obligations pursuant to the Lessee Documents, prior to such assignment or transfer, issues (and procures that any mortgagee of such person issues) to the Lessee a letter of quiet enjoyment in the same form (mutatis mutandis) as the Letter of Quiet Enjoyment; and

                  (5) who, prior to any such assignment or transfer which involves a transfer of obligations of the Lessor pursuant to the Lessee Documents, represents and warrants to the Lessee substantially in the terms of the Lessor's representations and warranties set out in the Lessee Document, but as if references to "Bermuda" were references to the country or state of incorporation of such person, and provided that, notwithstanding any other provision of this clause 23. the Lessee shall have no liability or obligation under or pursuant to any Lessee Document after any assignment or transfer by the Lessor of any or all of its rights, benefits or obligations under or pursuant to any Lessee Document in respect of any cost, expense or liability which, at the time of such assignment or transfer, is, or could reasonably be foreseen (as a result of a change in law not then in effect) will be, in excess of what would have been incurred had such assignment or transfer not taken place and provided further that the Lessor may not make any such assignment or transfer, unless the Lessee is first indemnified to its reasonable satisfaction from and against any cost, expense or liability which may be incurred by the Lessee in connection with such assignment or transfer which would not have been incurred by the Lessee if such assignment or transfer had not taken place and further provided that the restrictions set out in paragraphs (a)(i) and (ii) above shall not apply at any time a Termination Event has occurred and remains outstanding.

      (b) The Lessor undertakes and agrees that it will not execute the Assignment or the Mortgage unless and until each beneficiary thereof has agreed with the Lessee to issue a Letter of Quiet Enjoyment to the Lessee and the Lessee agrees, upon receipt of such Letter of Quiet Enjoyment, to cooperate in good faith with the Lessor, at the request and cost of the Lessor in relation to any acts or things as may be required to protect the rights of any beneficiary of the Assignment and/or the Mortgage.

23.3 The agreements, covenants, obligations and liabilities contained in this Agreement on the part of the Lessee and the obligations contained in this Agreement on the part of SAS BV, including, but not limited to all obligations to pay Rent and indemnify the Lessor, are made for the benefit of the Lessor, any assignee or transferee of the Lessor and their respective successors and assigns.

23.4 The agreements, covenants, obligations and liabilities contained in this Agreement on the part of the Lessor, are made for the benefit of the Lessee and SAS BV, any assignee or transferee of the Lessee or SAS BV (as applicable) and their respective successors and assigns.

24    Miscellaneous

24.1 The Lessee Documents contain the entire agreement between the Lessor, the Lessee and SAS BV relating to the leasing of the Aircraft, and the terms and conditions of any Lessee Document shall not be varied otherwise than by an instrument in writing of even date herewith or subsequent hereto executed by or on behalf of the parties thereto.

24.2 No failure or delay on the part of the Lessor in exercising any right, power or remedy under this Agreement or any other Lessee Document shall operate as a waiver thereof, nor shall any single or partial exercise by the Lessor of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided in this Agreement and the other Lessee Documents are cumulative and are in addition to any remedies provided by law.

24.3 Subject to the periods of grace referred to in clause 20, time shall be of the essence as regards the performance by the Lessee and SAS BV of their respective obligations under this Agreement.

24.4 The Lessee shall from time to time do and perform such other and further acts and execute and deliver any and all such further instruments as may be required by law or reasonably requested in writing by the Lessor to establish, maintain and protect the rights and remedies of the Lessor and to carry out and effect the intent and purposes of this Agreement.

24.5 This Agreement may be executed in any number of counterparts and by each of the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which, taken together, shall constitute one and the same instrument.

24.6 If any provision of this Agreement shall become invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired.

24.7 Time and strict and punctual performance are of the essence with respect to the payment obligations of the Lessee under this Agreement.

25    Confidentiality

25.1 At all times during the continuance of this Agreement and for a period of seven (7) years after the end of the Lease Term, each of the parties hereto shall keep confidential and shall not, without the prior written consent, in the case of the Lessee or SAS BV, of the Lessor and, in the case of the Lessor, of the Lessee, disclose to any other person the subject matter of this Agreement or any other Lessee Document and the transactions contemplated hereby or any other agreement entered into after the date hereof by the Lessor, the Lessee and SAS BV or any of them in connection with this Agreement or any other Lessee Document provided that the parties hereto shall be entitled, without any such consent, to disclose the same:

      (a) in connection with any proceedings arising out of or in connection with this Agreement or any of the other Lessee Documents; or

      (b) if required to do so by an order of a court of competent jurisdiction whether in pursuance of any procedure for discovery of documents or otherwise; or

      (c)   pursuant to any law or regulation having the force of law; or

      (d) to any fiscal, monetary, tax, governmental or other competent authority; or

      (e) to the auditors, legal or other professional advisors of the Lessee, SAS BV or the Lessor or the Lessor's, the Lessee's or SAS BV's parent, subsidiary or affiliate (direct or indirect) companies; or

      (f) if any of the same is or shall become publicly known otherwise than as a result of a breach by such party of this clause 25; or

      (g)   in any manner contemplated by any of the Lessee Documents; or

      (h) to directors, officers and employees of the Lessor, the Lessee or SAS BV, or their respective parent companies (direct or indirect), any of its subsidiaries or affiliates (direct or indirect), or any of such subsidiary's or affiliate's parent companies, and to legal counsel of any of the foregoing.

      In the event of any disclosure to any person or party pursuant to sub-paragraphs (e) or (h) above, each of the Lessor, the Lessee and SAS BV agrees to use its best efforts to inform such person or party of the confidential nature of the information and use its best efforts to secure from such persons an agreement not to disclose the Information. In the event of any request for disclosure of Information pursuant to sub-paragraphs (a)-(d) above, each of the Lessor, the Lessee and SAS BV agrees (if and to the extent permitted by law) to use its best efforts to provide the others with advance notice of any such request for disclosure as promptly as feasible in order that the affected party may seek a protective order or such other appropriate remedy as the affected party deems necessary; provided that none of the Lessor, the Lessee or SAS BV shall have an obligation to undertake any action in order to maintain the confidentiality of the Information where the request for the disclosure is made pursuant to sub-paragraphs (a)-(d) above other than the obligation to use its best efforts to give notice as provided by this Agreement.

      The term "Information" includes all written financial and other information furnished by one party to one or more of the other parties to this Agreement in connection with this Agreement and which is identified to the recipient(s) as confidential by being marked "Confidential".

26    Law and Jurisdiction

26.1 This Agreement is governed by and shall be construed in accordance with English law.

26.2 For the benefit of the other party, each party to this Agreement irrevocably agrees that any legal action or proceedings in connection with this Agreement or any other Lessee Document which is expressed to be governed by English law, against either party or any of its assets may be brought in the English Courts, which shall have jurisdiction to settle any disputes arising out of or in connection with this Agreement or any other Lessee Document and each party hereby irrevocably and unconditionally submits to the jurisdiction of the English Courts.

26.3 The submission to jurisdiction referred to in clause 26.2 shall not (and shall not be construed so as to) limit the rights of either party to this Agreement to take proceedings against the other party in the courts of any other competent jurisdiction, nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

26.4 Each party to this Agreement irrevocably waives any objection it may now or hereafter have to the laying of venue of any action or proceeding in any court and any claim it may now or hereafter have that any action or proceeding has been brought in an inconvenient forum.

26.5 Each of the Lessee and SAS BV hereby irrevocably designates, appoints and empowers Scandinavian Airlines System at present of 52-53 Conduit Street, London W1R 0AY to receive for it and on its behalf service of process issued out of the English courts in any legal action or proceeding arising out of or in connection with this Agreement and/or any other Lessee Document. The Lessee confirms its acceptance of its appointment by SAS BV referred to above.

26.6 The Lessor hereby irrevocably designates, appoints and empowers London Law Agency Limited at present of Temple Chambers, 84 Temple Avenue, London EC4Y 0HP to receive for it and on its behalf service of process issued out of the English courts in any legal action or proceeding arising out of or in connection with this Agreement and/or any other Lessee Document to which it is a party.

26.7 Each party to this Agreement agrees that in any legal action or proceedings against it or its assets in connection with this Agreement and/or any other Lessee Document no immunity from such legal action or proceedings (which shall include, without limitation, suit, attachment prior to judgment, other attachment, the obtaining of judgment, execution or other enforcement) shall be claimed by or on behalf of its or with respect to its assets, irrevocably waives any such right of immunity which it or its assets now have or may hereafter acquire or which may be attributed to it or its assets and consents generally in respect of any such legal action or proceedings to the giving of any relief or the issue of any process in connection with such action or proceedings including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order of judgment which may be made or given in such action or proceedings.

IN WITNESS whereof the parties hereto have caused this Agreement to be duly executed the day and year first above written.

                                   Schedule 1

                         List of Documents and Evidence
                                     Part 1

1     (a)   A copy, certified by a duly authorised representative of the Lessee to be a true. complete and up-to-date copy, of the Consortium
            Agreement and the Inter-Government Agreement; and

      (b) A copy, certified by a duly authorised representative of SAS BV to be a true, complete and up to date copy, of the constituent documents of SAS BV.

2 A certificate, executed by a duly authorised representative of the Lessee certifying that the board of directors of the Lessee has:-

      (a) approved the transactions contemplated by such of the Lessee Documents to which the Lessee is a party; and

      (b) authorised a person or persons to execute and deliver on behalf of the Lessee such of the Lessee Documents to which it is a party and any notices or other documents to be given pursuant thereto.

3 A power of attorney, duly executed by SAS BV, authorising a person or persons to execute and deliver on behalf of SAS BV this Agreement.

4 Specimen signatures, authenticated by a duly authorised representative of the relevant person of each of the authorised signatories referred to in clauses 2(b) and 3 of this schedule 1.

5 Evidence that all governmental and other licences, approvals, consents, registrations and filings necessary for any matter or thing contemplated by the Lessee Documents and for the legality, validity, enforceability, admissibility in evidence and effectiveness thereof (including, but without prejudice to the generality of the foregoing, any exchange control approvals that may be required) which the Lessee or SAS BV is required to obtain pursuant to the Lessee Documents, have been obtained or effected on an unconditional basis and remain in full force and effect (or, in the case of effecting of any registrations and filings, that arrangements reasonably satisfactory to the Lessor have been made for the effecting of the same within any applicable time limit).

6 Evidence reasonably satisfactory to the Lessor that all steps which it is reasonably practicable to take on or prior to the Delivery Date have been taken by the Lessee to obtain or facilitate the registration of the Aircraft with the Aviation Authority in Norway on a permanent basis in the name of the Lessor and for the issuance by the Aviation Authority of a certificate of airworthiness.

                                     Part 2

1     (a)   Originals or certified copies of certificates evidencing the insurance required to be maintained pursuant to clause 16; and

      (b) a letter addressed to the Lessor by a recognised firm of aviation insurance brokers reasonably satisfactory to the Lessor confirming that the insurance required to be maintained pursuant to clause 16 adequately protects the interests of the Lessor; and

      (c) a letter of undertaking addressed to the Lessor from the Lessee's insurance brokers in form and substance reasonably satisfactory to the Lessor.

2     A certified copy of each of:-

      (a) the Certificate of Airworthiness in the public transport category (passenger) issued by the Aviation Authority with respect to the Aircraft,

      (b) the current Air Operator's Certificate issued by the Aviation Authority to the Lessee with respect to aircraft of the type of the Aircraft,

      (c)   a certified copy of the Dispensation.

3 Two original copies of the Aircraft Purchase Agreement and the Warranties Assignments (as defined in the Aircraft Purchase Agreement) executed by each of the parties thereto. For the avoidance of doubt, the foregoing reference to Warranties Assignments as a condition precedent shall not include a reference to any consent of any third party contemplated by any such Warranty Assignment.

4 A certificate signed by a duly authorised officer of the Lessee, dated the Delivery Date, to the effect that:-

      (a) the representations and warranties made by each of the Lessee and SAS BV contained in the Lessee Documents are true and correct on and as of such date as though made on and as of such date and all authorisations and approvals of, giving of notice to, and filings and recordings with, all regulatory bodies and authorities which may be conditions to the validity or enforceability of the Lessee Documents or the Lessee's or SAS BV's performance of the terms thereof have been duly accomplished; and

      (b) no Relevant Event or Termination Event has occurred and is continuing or would result from the lease of the Aircraft.

5 Legal opinions of Dutch, Swedish, Danish and Norwegian counsel to the Lessee on matters relating to the Lessee Documents or the registration of the Aircraft (as the case may be) and on matters of Dutch, Swedish, Danish or Norwegian law (as the case may be) in form and substance reasonably satisfactory to the Lessor.

6 Legal opinion of English counsel to the Lessee on matters relating to the Lessee Documents and on matters of English law, in form and substance reasonably satisfactory to the Lessor.

7     Executed copies of each of the Lessee Documents.

8 An executed copy of the letter from the Lessee (as Seller) to the Lessor (as Buyer) as to payment of the purchase price of the Aircraft pursuant to the Aircraft Purchase Agreement).

                                     Part 3

1 A copy certified by the Secretary of the Lessor to be a true, complete and up-to-date copy, of the constitutional documents of the Lessor.

2 A copy, certified by the Secretary of the Lessor to be a true copy, and as being in full force and effect and not amended or rescinded, of resolutions of the board of directors of the Lessor:-

      (a)   approving the transactions contemplated by the Lessee Documents; and

      (b) authorising a person or persons to execute and deliver on behalf of the Lessor, the Lessee Documents to which it is a party and any notices or other documents to be given pursuant thereto.

3 Specimen signatures, verified by an Incumbency Certificate of the Lessor of each of the authorised signatories referred to in clause 2(b) of this schedule 1.

4 Evidence that all governmental and other licences, approvals, consents, registrations and filings necessary for any matter or thing contemplated by the Lessee Documents and for the legality, validity, enforceability, admissibility in evidence and effectiveness thereof (including, but without prejudice to the generality of the foregoing, any exchange control approvals that may be required) which the Lessor is required to obtain pursuant to the Lessee Documents, have been obtained or effected on an unconditional basis and remain in full force and effect.

5 Legal opinions from (a) Conyers, Dill & Pearman on matters of Bermudan law, (b) Schulte, Roth and Zabel on matters of New York law relating to the Guarantee, and (c) in-house counsel of the Guarantor on matters relating to the Guarantee, in each case in form and substance reasonably satisfactory to the Lessee.

6 Two original copies of the Aircraft Purchase Agreement duly executed by each of the parties thereto.

7     The Parent Guarantee duly executed by the Parent.

8 Copies of the Certificate of Incorporation and By-Laws of the Parent certified as true, complete and up-to-date as of the Delivery Date by a duly authorised officer of the Parent.

9 An application for the registration of the Lessor with the Aviation Authority as the owner of the aircraft prepared by the Lessee and duly executed by the Lessor.

10 A certified copy of the confirmation of London Law Agency Limited of its acceptance of its appointment of the Lessors process agent.

                                   Schedule 2

                             Acceptance Certificate

This Acceptance Certificate is delivered, on and as of the date set forth below by SCANDINAVIAN AIRLINES SYSTEM Denmark-Norway-Sweden (the "Lessee"), to CIT LEASING (BERMUDA), LTD., (the "Lessor"), pursuant to an Aircraft Lease Agreement dated ____ December, 1993, and made between the Lessor and the Lessee (the "Agreement").

Details of Acceptance

The Lessee hereby indicates and confirms to the Lessor its successors and assigns, that the Lessee has at ____ hours (London time) on this day of ____ December, 1993, at _________ accepted the following in accordance with the provisions of the Agreement:

(a)   Model: Boeing 767-300ER jet airframe,
      Norwegian Registration Mark LN-RCG and Manufacturer's Serial No. 24475

(b) Two (2) Pratt & Whitney PW4060 Engines with Manufacturer's Serial Numbers 724137 and 724170.

Confirmation of Undertakings

The terms used in this Certificate shall have the meaning given to such terms in the Agreement.

The Lessee confirms that as at ____ hours (London time) today, being the Delivery Date as defined in the Agreement:

(i) the Aircraft was duly accepted by the Lessee in accordance with and subject to all of the terms and conditions contained in the Agreement and the execution and delivery of this Certificate further confirms the acceptance of the Aircraft by the Lessee for all purposes of the Agreement;

(ii) the Lease Period commenced and the Lessee became obliged to pay to the Lessor the amounts provided for in the Agreement with respect to the Aircraft;

(iii) the Aircraft is insured in accordance with the Agreement;

(iv) the representations and warranties made by the Lessee under clause 2 of the Agreement remain, and if made at the date hereof, would be, true and correct in all respects;

(v)   the Aircraft conforms to the Lessee's requirements;

(vi)   the Aircraft is satisfactory to the Lessee in all respects;

(vii)  fuel on board is ____ kgs;

(viii) no Relevant Event has occurred or will result from Delivery taking place;

(ix) loose equipment on the Aircraft are as set out in Appendix "A" hereto and the Manuals and Technical Records are as set out in Appendix "B".

The Lessee confirms that each instalment of Rent payable under clause 7.1(a) of the Agreement shall be the sum of $680,481.

IN WITNESS WHEREOF the Lessee has caused this Acceptance Certificate to be executed in its name, but its duly authorised officer(s) or representative(s), pursuant to due corporate authority, this ____ day of December, 1993.

SIGNED by                             )

for and on behalf of                  )  ------------------------------
SCANDINAVIAN AIRLINES                 )
SYSTEM Denmark-Norway-Sweden          )

  [LOGO]           TECHNICAL EQUIPMENT CHECK LIST 767-300ER    AC Reg
                                  APPENDIX "A"
                                                                1993-99-1

--------------------------------------------------------------------------------
Chk   Qty   No.         Description
--------------------------------------------------------------------------------

All items checked by maintenance at A-check.

o - Items checked by AUP at originating station or crew change.
x - Items checked by cabin crew at originating station or crew change.
m - Items checked by maintenance personnel at MSC.
--------------------------------------------------------------------------------

                        FLIGHT DECK
      1                 Pinto Board
o    4 pr  D243426      Emergency Evacuation Gloves
o     4     465970      Smoke Goggles, EROS, P/N MXP 210-00
      3     475092      Hand Microphone, TELEX 38T
      2     475093      Boomset, Airman 750
      3                 Headset, Sennhereer P/N 681647
      2                 Normal Check List
o     2                 Emergency/Malfunction Check List
      1                 Tool Kit, sealed (M 648-033 cockpit)
      6                 Sun Visor, small (4), large (2)
o     4      F81XS      SAS Flashlight
o     4     467532      Life Vest, red
      3                 Aircraft Log, FLIGHT DECK (brown cover)
o     1                 Chart Folder -300ER
m     1                 EICAS Log
o     1                 Flight Manual
o     1                 Ship's Library, AOM Vol 1 & 2, FRM, AHM, SHH
      1                 Flight Document Folder, FDF
      1                 Map Folder (National Geographic)
o     1     688181      Smoke Hood
o     1        915      Dynalite flashlight
o     1    42D8331      Fire Axe
o    1 pr    85027      Fire Protection Gloves
o     1                 Handcuff kit
o     1     467502      Fire Extinguisher, Halon, sealed
o     1                 Fueling Order Pad
      5                 Gear Pins
      4                 [illegible] Tube Cover
o     1    452-205      VHF Emergency Transceiver
      1                 Technical Equipment Check List
      1                 Certificate Folder, sealed
      1                 Route Manual Box, sealed
o     1     476932      Handset interphone & PA, P/N 285N 0412-3

                        FORWARD COATROOM
      1                 Extension cushion for 1st observer's seat
o     1                 Cold weather suit, DA400614
x     1                 Key to Flight Deck door
x     1                 Wheel Chair
o     4                 Polar suits and Down boots for F/D, in two bags

                        CABIN, GENERAL
m           685674      Life Vest, yellow, one under each pass. seat
                        incl. crew rest seat
m                       Polar suit, one under each pass. seat, incl.
                        crew rest seat
                        Slide/Raft, one at each cabin door

                        FWD LEFT CABIN DOOR (C/A 1 and 7)
x    1 + 1  467532      Life Vest, red
x    1 + 1              Flashlight, emergency, P2-07-0003-001
x    1 + 1              Cabin Emergency Check Lists
x    1 + 1              C/A Pre-Flight Check List
x     1                 Technical Equipment Check List  (C/A 1)
x     1                 Safety on Board folder (C/A 7)
x     1     476932      Handset, interphone (C/A 1)
x     1     490179      Megaphone (check for function)

                        VIDEO CONTROL CENTER (VCC)
x     1      F81XS      Flashlight, SAS
x     1     476932      Handset, interphone
x     1                 Cabin Log
x     1                 CAM, COP and Video Folder
x     1                 Cabin Failure Guide (CFG)
x     1      5207F      Eurosleeper Kit
x     3                 Polar suits and Down boots for C/A 1, 7 and 4
x     1                 Key to C/A Slow

                        FWD RIGHT CABIN DOOR (C/A 4)
x     1     467532      Life Vest, red
x     1                 Flashlight, emergency, P2-07-0003-001
x     1     F81XS       Flashlight, SAS
x     1                 Safety on Board folder
x     1                 C/A Pre-Flight Check List C/A 4
x     1                 Cabin Emergency Check Lists
x     1     476932      Handset, interphone

                        G4 STOWAGE LH
x     1     467502      Fire Extinguisher, Halon, sealed
x     1    452-101      ELT (Radio Beacon), sealed
x     1    451-105      Oxygen Bottle 310 l, min press 1500 psi
x     2     742850      Oxygen mask
x     1                 Dangerous Goods kit, DA 400494
x     1     467536      Life Vest, Demo
x     1                 Oxygen Demo kit, DA 400628
x     2     688181      Smoke Hood
x     1    453-000      First Aid kit, sealed
x     4     685674      Life Vest, yellow, reserve
x     2     820003      Artificial Respiration Mask
x     2    451-103      Oxygen Bottle 120 l, min press 1500 psi
x     4     742880      Oxygen mask
x     1    453-004      Doctor's Kit, sealed

                        G4 STOWAGE RH
x     1     467502      Fire Extinguisher, Halon, sealed
x     1    451-103      Oxygen Bottle 310 l, min press 1500 psi
x     2     742880      Oxygen mask
x     1     467536      Life Vest, Demo
x     1     688181      Smoke Hood
x     1                 Oxygen Demo-kit, DA 400628
x     2     685674      Life Vest, yellow, reserve
x     1    453-000      First Aid kit, sealed

                        DOGHOUSE, D6
x     1    451-105      Oxygen Bottle 310 l, min press 1500 psi
x     2     742880      Oxygen Mask
x     1    451-103      Oxygen Bottle 120 l, min press 1500 psi
x     2     742880      Oxygen mask
x     1     820003      Artificial Respiration Mask
x     2     467536      Life Vest, Demo
x     2                 Oxygen Demo-kit, DA 400628
x     1                 Polar suit and Down boots (C/A 6)

                        DOG HOUSE D4, RH
x     1     467502      Fire Extinguisher, Halon, sealed
x     1     688181      Smoke Hood

                        DOG HOUSE D3, LH
x     1     467502      Fire Extinguisher, Halon, sealed

                        OVER WING AREA (C/A 3 and C/A 6)
x    1 + 1              Cabin Emergency Check Lists
x    1 + 1              C/A Pre-Flight Check List
x    1 + 1              Safety on Board folder
x    1 + 1              Flashlight, emergency P2-07-0003-001
x     1      F81XS      Flashlight, SAS (C/A 3)
x    1 + 1  467532      Life Vest, red
x     1     476932      Handset, interphone (C/A 3)

                        LAVATORY E STOWAGE S9 AND S10
x     2     467502      Fire Extinguisher, Halon, sealed
x     1    256-002      Fire Extinguisher, H2O, sealed
x     1                 Fire Axe
x     1     688181      Smoke Hood
x    1 pr    85027      Fire Protection Gloves, 650104
x     15    467538      Life Vest, infant
x     15                Infant/Extension belt P/N 501695-405 (or DA-400510-1)

                                                            Effective: 17SEP83
                                                            Issue No: 13

--------------------------------------------------------------------------------
                        DOG HOUSE D6
      2    451-105      Oxygen Bottle 310 l, min. press. 1500 psi
x     4     742880      Oxygen Mask
x     1    461-103      Oxygen Bottle 120 l, min. press. 1500 psi
x     2     742880      Oxygen Mask
x     1     620003      Artificial Respiration Mask
x     2     467536      Life Vest, Demo
x     2                 Oxygen Demo-kit, DA 400628
x     1                 Polar suit and Down boots (C/A 3)

                        AFT LEFT CABIN DOOR (C/A 5 and 8)

x    1+1                Cabin Emergency Check Lists
x    1+1                C/A Pre-Flight Check List
x    1+1                Safety on Board folder
x    1+1                Flashlight, emergency, P2-07-0003-001
x    1+1    467532      Life vest, red

                        C/A 8

x     1     476932      Handset, interphone
x     1     490179      Megaphone (in G5, check for function)

                        DOG HOUSE D9

x     2    451-105      Oxygen Bottle 310 l, min. press. 1500 psi
x     4     742880      Oxygen Mask
x     2    451-103      Oxygen Bottle 120 l, min. press. 1500 psi
x     4     742880      Oxygen Mask
x     1     820003      Artificial Respiration Mask
x     2                 Polar suit and Down boots for C/A 5 and 8

                        AFT CENTER DOGHOUSE D 11

x     2    463-000      First Aid Kit ____ sealed
x     1     467502      Fire extinguisher, Halon, ____ sealed
x     1     688181      Smoke Hood

                        AFT RIGHT CABIN DOOR (C/A 2)

x     1                 Cabin Emergency Check Lists
x     1                 C/A Pre-Flight Check List C/A 2
x     1                 Safety on Board folder
x     1                 Flashlight, emergency, P2-07-0003-001
x     1      F81XS      Flashlight, SAS
x     1     467532      Life Vest, red
x     1     476932      Handset, interphone

                        DOG HOUSE D10

x     2    451-105      Oxygen Bottle 310 l, min. press. 1500 psi
x     4     742880      Oxygen Mask
x     2    461-103      Oxygen Bottle 120 l, min. press. 1500 psi
x     4     742880      Oxygen Mask
x     1     820003      Artificial Respiration Mask
x     1                 Polar suit and Down boots for C/A 2

                        AFT CENTER DOGHOUSE D12

x     1    452-101      ELT (Radio Beacon ____ sealed
x     1     467502      Fire Extinguisher, Halon, ____ sealed
x    1+1    688181      Smoke Hood
x     6     685674      Life Vest, yellow, reserve

--------------------------------------------------------------------------------
Comfort/Service items to be carried on flight deck:
- 6 x Sanitary napkin,SANI-COM, 420-016-01
- 3 x Instrument Screen Cleaner, VISIAL, 361-107-01
- 12 x Ear Covers, 6 ea DE 1204, 6 ea D125083
- 2 x Waste Bag.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Arctic survival equipment:
Polar suits P/N 1443R SAS
Down boots P/N SAS 838644
Bag, cont. 2 ea polar suits and 2 ea down boots DA 300258
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    loading and checks                                 Notify P-I-C of any
C/A signature pertains only to                         technical remarks for
items marked x                                         entering in A/C Log.
-----------------------------------------------------
Station  Date  Sign.  Time  Station  Date  Sign. Time  Notes about discrepancies
--------------------------------------------------------------------------------


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

                                  Appendix "B"

                          Manuals and Technical Records

0     Maintenance Program: Complete description and copy of             1 set
      present maintenance program to include time controls, maintenance intervals and program planning schedule.

1     MM: Maintenance Manual for APU, Engines and Airframe              1 set

2     IPC for APU, Engines and Airframe                                 1 set

3     Wiring Diagram Manual                                             1 set

4     System Schematics                                                 1 set

5     Ramp Maintenance Manual                                           1 set

6     B.I.T.E. Manual                                                   1 set

7     Fault Isolation Manual                                            1 set

8     Fault Reporting Manual                                            1 set

9     Weight and Balance Manual                                         1 set/AC

10    Fuel Measuring Sticks Tables for Off Altitude Conditions          1 set
      Boeing Document No D345T030 (Fuelling Procedures)

11    Interior Finish Specification                                     1 set

12a   Boeings Flight Operations Manual (FOM)                            1 set

12b   SAS Aircraft Operations Manual (AOM)                              1 set/AC

13    FAA Approved Flight Manual (AFM)                                  1 set/AC

14    SAS Emergency Malfunctioning Checklist                            1 set/AC

15    Aircraft Readiness Log                                            1 set/AC

16    Aircraft Log Books                                                1 set/AC

17    Engine Log Books                                                  1 set/AC

18    APU Log Books                                                     1 set/AC

19    AD Status: Records of AD status for APU, engines and              1 set/AC
      airframe

20    SB Status: Records of SB status for APU, engines and              1 set/AC
      airframe

                                   Schedule 3

                   Rent payable during the First Renewal Term
                           and the Second Renewal Term

Rent payable during any First Renewal Term and during any Second Renewal Term shall continue to be paid monthly in advance and shall be calculated as the lesser of (a) the fair market rent per month for the Aircraft as it may be determined pursuant to and in accordance with the following paragraph and (b) ninety per cent. (90%) of the monthly Rent paid by the Lessee during the Primary Lease Term.

In this schedule 3 the expression "fair market rent" shall be determined not less than one hundred and eighty (180) days and not more than two hundred and seventy (270) days before the first day of the First Renewal Term or the Second Renewal Term (as the case may be) on the basis of, and shall mean the amount which would be obtainable in an arm's-length transaction between an informed and willing lessee (other than a lessee currently in possession of the Aircraft) under no compulsion to lease and an informed and willing lessor under no compulsion to lease, and neither of which is Lessor or Lessee or a permitted sub-lessee or a subsidiary or Affiliate of or a person related to the Lessor or the Lessee or a permitted sub-lessee, for the lease of the Aircraft, assuming that the Aircraft is unencumbered by this Lease or any renewal or purchase option and that the Aircraft is in the condition and repair required to be maintained by the terms of this Lease upon return of the Aircraft pursuant to clause 19 hereof, and such amount shall be net of leasing and transportation charges.

                                   Schedule 4

                                  Agreed Value

               Date                               Agreed Value % *
               ----                               ----------------

               30-Dec-93                              101.148%
               30-Jan-94                              101.091%
               23-Feb-94                              101.030%
               30-Mar-94                              100.964%
               30-Apr-94                              100.897%
               30-May-94                              100.826%
               30-Jun-94                              100.755%
               30-Jul-94                              100.679%
               30-Aug-94                              100.598%
               30-Sep-94                              100.517%
               30-Oct-94                              100.431%
               30-Nov-94                              100.340%
               30-Dec-94                              100.249%
               30-Jan-95                              100.153%
               28-Feb-95                              100.053%
               30-Mar-95                               99.947%
               30-Apr-95                               99.841%
               30-May-95                               99.730%
               30-Jun-95                               99.618%
               30-Jul-95                               99.502%
               30-Aug-95                               99.380%
               30-Sep-95                               99.258%
               30-Oct-95                               99.131%
               30-Nov-95                               98.999%
               30-Dec-95                               98.866%
               30-Jan-96                               98.729%
               29-Feb-96                               98.586%
               30-Mar-96                               98.438%
               30-Apr-96                               98.289%
               30-May-96                               98.135%
               30-Jun-96                               97.980%
               30-Jul-96                               97.820%
               30-Aug-96                               97.655%
               30-Sep-96                               97.489%
               30-Oct-96                               97.318%
               30-Nov-96                               97.141%
               30-Dec-96                               96.964%
               30-Jan-97                               96.781%
               21-Feb-97                               96.593%

            * The Agreed Value for each date set forth In this Schedule 4 shall equal the product of the Agreed Value % set forth opposite such date multiplied by $65,000,000.

               Date                               Agreed Value % *
               ----                               ----------------

               30-Mar-97                               96.399%
               30-Apr-97                               96.204%
               30-May-97                               96.004%
               30-Jun-97                               95.803%
               30-Jul-97                               95.596%
               30-Aug-97                               95.384%
               30-Sep-97                               95.171%
               30-Oct-97                               94.952%
               30-Nov-97                               94.728%
               30-Dec-97                               94.502%
               30-Jan-98                               94.271%
               28-Feb-98                               94.034%
               30-Mar-98                               93.792%
               30-Apr-98                               93.580%
               30-May-98                               93.363%
               30-Jun-98                               93.177%
               30-Jul-98                               92.986%
               30-Aug-98                               92.789%
               30-Sep-98                               92.624%
               30-Oct-98                               92.453%
               30-Nov-98                               92.278%
               30-Dec-98                               91.231%

            * The Agreed Value for each date set forth in this Schedule 4 shall equal the product of the Agreed Value % set forth opposite such date multiplied by $65,000,000.

                                   Schedule 5
                                     Part 1
                             Permitted Air Carriers

                          Aer Lingus
                          Aero Mexico
                          Air Aruba
                          Air Canada
                          Air Europe Italy S.P.A.
                          Air France
                          Air Malta
                          Air New Zealand
                          Air 2000
                          Alitalia
                          All Nippon Airways
                          American Airlines
                          Ansett Australia
                          Asiana Airlines
                          Australia-Asia Airlines
                          Britannia Airways
                          British Airways
                          British Midland
                          Canadian
                          Cathay Pacific
                          Condor Flugdienst
                          Continental
                          Delta Air Lines
                          Dragonair
                          El Al
                          Finnair
                          Garuda
                          Iberia
                          Icelandair
                          Japan Airlines
                          Japan Air System
                          KLM
                          Korean Airlines
                          LAN Chile
                          Lauda Air
                          LOT
                          LTU Sud International Airways
                          Martinair Holland
                          Malaysian Airlines
                          Monarch
                          Northwest
                          Olympic
                          Premiair
                          Qantas

                          Region Air
                          Royal Brunei Airlines
                          SABENA
                          SAS
                          Singapore Airlines
                          Silk Air (affiliate of Singapore Airlines)
                          Spanair
                          Sun Country
                          Swissair
                          TAP
                          Thai
                          Transbrazil
                          Translift
                          TWA
                          United Airlines
                          USAir
                          Varig

                                   Schedule 5

                                     Part 2

                               Permitted Countries

                          Aruba
                          Australia
                          Austria
                          Belgium
                          Brazil
                          Brunei
                          Canada
                          Chile
                          Finland
                          France
                          Germany
                          Greece
                          Hong Kong
                          Ireland
                          Iceland
                          Israel
                          Italy
                          Japan
                          Malta
                          Malaysia
                          Mexico
                          Netherlands
                          New Zealand
                          Portugal
                          Seychelles
                          Singapore
                          South Korea
                          Spain
                          Switzerland
                          Thailand
                          United Kingdom
                          United States

                                   Schedule 6

                        Form of Letter of Quiet Enjoyment

From: [Lender] (the "Lender")

To:   Scandinavian Airlines System (the "Lessee")

                                                  [         ], 199[ ].

Dear Sirs,

      Lease of Boeing 767-300ER Aircraft, Manufacturer's Serial Number 24475 (the "Aircraft") dated ____ December, 1993, between CIT Leasing (Bermuda), Ltd. (the "Lessor"), the Lessee and SAS Capital BV (the "Lease")

1 For good and valuable consideration (the receipt and sufficiency of which the Lender acknowledges and confirms), the Lender confirms to you that the Lender will not interfere with the quiet possession and use of the Aircraft by the Lessee throughout the term of the Lease, so long as no Termination Event (as defined in the Lease), which has not been waived by the Lessor, has occurred and is continuing.

2 The foregoing undertaking is not to be construed as restricting the rights of the Lender (if any) to dispose of the Aircraft to such persons and on such terms as it considers appropriate. However, if the Lender exercises such rights during the term of the Lease, and provided that no Termination Event (as defined in the Lease), which has not been waived by the Lessor, has occurred and is continuing, the Lender will (subject to any requirements or restrictions imposed by applicable law) dispose of the Aircraft expressly subject to the Lease and on terms that the purchaser issues an undertaking to the Lessee that it will not interfere with the quiet possession and use of the Aircraft by the Lessee throughout the remaining term of the lease, so long as no Termination Event (as defined in the Lease), which has not been waived by the Lessor, has occurred and is continuing.

3 This letter shall be governed by, and construed in accordance with, English law.

      Please countersign this letter in order to confirm your agreement to its terms.


                        --------------------------------
                                    [Lender]


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

Agreed and accepted


--------------------------------
Scandinavian Airline Systems


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

SIGNED on behalf of                )
CIT LEASING (BERMUDA), LTD.        ) /s/ [Illegible]        /s/ Miriam D. Starc
by:                                ) [Illegible]            Miriam D. Starc
in the presence of:-               ) ATTORNEY-IN-FACT       ATTORNEY-IN-FACT


SIGNED on behalf of                )
SCANDINAVIAN AIRLINES SYSTEM       ) /s/ [Illegible]        /s/ John Forngre
Denmark-Norway-Sweden              ) [Illegible]            John Forngre
by:                                ) POWER OF ATTORNEY      POWER OF ATTORNEY
in the presence of:-               )


SIGNED on behalf of                )
SAS CAPITAL BV                     ) /s/ [Illegible]        /s/ John Forngre
by:                                ) [Illegible]            John Forngre
in the presence of:-               ) POWER OF ATTORNEY      POWER OF ATTORNEY


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